UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Marlin Business Services Corp.

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MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 3, 2014

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on June 3, 2014, at 9:00 a.m. at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, for the following purposes:

1.	To elect a Board of Directors of six (6) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”;

3.	To approve the Corporation’s 2014 Equity Compensation Plan (the “2014 Equity Plan”); and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 4, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.

Dated: April 28, 2014

Important Notice Regarding Availability of Proxy Materials for the

Annual Meeting to be Held on June 3, 2014.

The Proxy Statement and Annual Report to Shareholders are available at

https://materials.proxyvote.com/571157

MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road

Mount Laurel, NJ 08054

Proxy Statement

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Tuesday, June 3, 2014, at 9:00 a.m., at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of six (6) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To hold an advisory vote on the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”;

3.	To approve the Corporation’s 2014 Equity Compensation Plan (the “2014 Equity Plan”); and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and related proxy card have been mailed on or about April 28, 2014, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 4, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,929,617 shares outstanding as of March 31, 2014.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the adoption, on an advisory basis, of the resolution approving the compensation of the Corporation’s named executive officers, as described in the Proxy Statement under “Executive Compensation”; and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the Annual Meeting, in connection with Proposal 1 to elect the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The six (6) director nominees receiving the highest number of votes will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. However, the Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. See “Governance of the Corporation — Director Resignation Policy.”

With respect to Proposal 2 regarding the advisory vote on executive compensation, while the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

Proposal 3 to approve the 2014 Equity Plan requires, under the Corporation’s Bylaws, the affirmative vote of a majority of the votes cast by those shareholders present in person or by proxy at the Annual Meeting. Any abstentions and broker non-votes will not be considered votes cast on Proposal 3 and, therefore, will have no effect.

Generally, broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2) and the vote to approve the 2014 Equity Plan (Proposal 3).

In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Based on recent regulatory changes, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis.

Thus, if you hold your shares in street name and you do not instruct your broker, bank or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under the Corporation’s Bylaws, these matters require the affirmative vote of a majority of the votes cast by the holders of the Corporation’s common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

Governance of the Corporation

Board of Directors

Currently, the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) has seven (7) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Kevin J. McGinty, Matthew J. Sullivan, J. Christopher Teets and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee. The standards applied by the Board in affirmatively determining whether a director is “independent” are those objective standards set forth in the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). Daniel P. Dyer, the Corporation’s Chief Executive Officer, is also a member of the Board. Mr. McGinty, a non-employee independent director, serves as the Chairman of the Board. He was elected to that position in March 2009, becoming the Corporation’s first non-executive Chairman of the Board. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or their affiliates.

Board Leadership Structure

The Board believes that separating the roles of Chairman of the Board and Chief Executive Officer strengthens the independence of each role and enhances overall corporate governance. As a result, in March 2009, the Board elected an independent director, Kevin J. McGinty, to serve as the Board’s first non-executive Chairman of the Board. The Board plans to elect a new non-executive Chairman of the Board following the Annual Meeting. The Board believes that separating the Chief Executive Officer and Chairman of the Board positions provides the Corporation with the right foundation to pursue the Corporation’s objectives.

Director Resignation Policy

In April 2014, the Board adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. The Nominating Committee (as defined below) will consider such tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision, within 90 days following certification of the shareholder vote. The Nominating Committee in making its recommendation, and the Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant, including as a principal factor whether the issue(s) that caused the high withhold/against vote have been or will be addressed. Notwithstanding the foregoing, to the extent a director has received a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election in two consecutive elections, the Board will accept such tendered resignation.

The director who has tendered his or her resignation will not participate in the Nominating Committee’s or the Board’s deliberations or decision with respect to the tendered resignation, but shall remain active and engaged in all other committee deliberations and decisions pending completion of the Nominating Committee and Board process. If a majority of the members of the Nominating Committee are required to tender resignations pursuant to our director resignation policy following any election, then the independent directors that are not required to tender their resignations will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and making a recommendation to the Board. In addition, if the only directors who are not required to tender resignations pursuant to the policy following any election constitute three or fewer directors, then all directors may participate in the Board action regarding whether to accept the tendered resignations.

Committees

The Corporation has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee.    The Audit Committee of the Board (the “Audit Committee”) currently consists of three independent directors: Messrs. Calamari (chairman), Teets and Wert. The Board has determined that Messrs. Calamari, Teets and Wert each qualify as an audit committee financial expert as defined under current rules and regulations of the Securities and Exchange Commission (the “SEC”) and under Nasdaq listing standards, and that all the members of the Audit Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit Committee’s primary purpose is to assist the Board in overseeing and reviewing: (1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; (2) the adequacy of the Corporation’s internal accounting systems and financial controls; (3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and (4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee.    The Compensation Committee of the Board (the “Compensation Committee”) currently consists of three independent directors: Messrs. DeAngelo (chairman), Teets and Wert. The functions of the Compensation Committee include: (1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; (2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; (3) reviewing and approving compensation plans, policies and programs and considering their design and competitiveness; and (4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan, as Amended (the “2003 Equity Plan”) and the Corporation’s 2012 Employee Stock Purchase Plan. If it receives shareholder approval, the 2014 Equity Plan will also be administered by the Compensation Committee. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Nominating and Governance Committee.    The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of three independent directors: Messrs. Sullivan (chairman), DeAngelo and Calamari. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s Annual Meeting of Shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its committees, and will annually recommend to the Board nominees for each committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com.

The Nominating Committee has determined that no one single criterion should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In considering potential nominees for director, the Nominating Committee will consider each potential nominee’s personal abilities and qualifications, independence, knowledge, judgment, character, leadership skills, education and the diversity of such nominee’s background, expertise and experience in fields and disciplines relevant to the Corporation, including financial literacy or expertise. In addition, potential nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions that they can make to the Corporation. The Nominating Committee considers all of these qualities when selecting, subject to ratification by the Board, potential nominees for director.

The Board views both demographic and geographic diversity among the directors as desirable and strives to take into account how a potential nominee for director will impact the diversity that the Board has achieved over the years.

The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation, reviewing the Board and Committee Assessments completed by the directors and, when deemed advisable by the Nominating Committee, engaging third parties to assist in identifying and evaluating potential nominees. The Corporation recently engaged a third party search firm to assist with such activities.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Risk Management Oversight

The Corporation is subject to a variety of risks, including credit risk, liquidity risk, operational risk and market risk. The Board oversees risk management through a combination of processes. The Audit Committee, in conjunction with the Corporation’s management team, has developed risk management processes intended to (1) timely identify the material risks that the Corporation faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implement appropriate and responsive risk management strategies consistent with Corporation’s risk profile and (4) integrate risk management into the Corporation’s decision-making. The Board regularly reviews information regarding the Corporation’s credit, liquidity and operations, as well as the risks associated with each, during the Board meetings scheduled throughout the year.

The Corporation has established a Senior Credit Committee, which is comprised of its Chief Executive Officer, Vice President of Account Servicing and the President of the Corporation’s wholly owned bank subsidiary, Marlin Business Bank. The Senior Credit Committee oversees the Corporation’s comprehensive credit underwriting process. The Board has reviewed the risk management processes related to credit risk and members of the Senior Credit Committee present a report on the status of the risks and metrics used to monitor such credit risks to the Board at least annually. In addition, management provides the Board with frequent updates which include financial results, operating metrics, key initiatives and any internal or external issues affecting the organization.

The Audit Committee, in consultation with the management, the independent registered public accountants and the internal auditors, also discusses the Corporation’s policies and guidelines regarding risk assessment and risk management, as well as the Corporation’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee considers the risks that may be presented by the structure of the Corporation’s compensation programs and the metrics used to determine individual compensation under that program. Among its other duties, the Nominating Committee develops corporate governance guidelines applicable to the Corporation and recommends such guidelines or revisions of such guidelines to the Board. The Nominating Committee reviews such guidelines at least annually and, when necessary or appropriate, recommends changes to the Board. The Board believes that the present leadership structure, along with the Corporation’s corporate governance policies and procedures, permits the Board to effectively perform its role in the risk oversight of the Corporation.

Compensation Risk Assessment

As part of its oversight of the Corporation’s executive compensation program and in light of regulatory guidance on sound incentive compensation policies, the Compensation Committee considers the impact of the Corporation’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Corporation’s risk profile. In addition, the Corporation reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Corporation. Based on this review, the Corporation has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Corporation.

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code of Ethics”). The Code of Ethics is posted on the investor relations section of the Corporation’s website at www.marlinfinance.com. The purpose of the Code of Ethics is to establish standards to deter wrongdoing and to promote honest and ethical behavior. The Code of Ethics covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code of Ethics through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code of Ethics for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit Committee. The Code of Ethics is available free of charge on the investor relations page of the Corporation’s website at www.marlinfinance.com. We intend to post on our website any amendments and waivers to the Code of Ethics that are required to be disclosed by SEC rules, or file a Form 8-K, Item 5.05, to the extent required by Nasdaq listing standards.

Board and Committee Meetings

From January 1, 2013 through December 31, 2013, there were nine meetings of the Board of Directors, four meetings of the Audit Committee, five meetings of the Compensation Committee and three meetings of the Nominating Committee. With the exception of Edward Grzedzinski (who was not included on the slate of nominees to stand for election at the Annual Meeting held on October 24, 2013), all of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board committees on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2013 Annual Meeting of Shareholders in person except Mr. Grzedzinski.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Ownership Guidelines

The Board of Directors believes that non-employee independent directors should own and hold common stock of the Corporation to further align their interests and actions with the interests of the Corporation’s shareholders. The Corporation’s current Director Stock Ownership Guidelines are as follows:

•	Each non-employee independent director is required to own 2,500 shares of stock of the Corporation (or 7,500 shares if serving as the Chairman of the Board);

•	Each non-employee independent director receives an annual grant which vests at the earlier of (a) seven years from the grant date and (b) six months following the non-employee director’s termination of Board service; and

•	Restricted shares do not count toward the ownership requirement.

As of March 1, 2014, all of the non-employee independent directors were in compliance with the ownership requirement except Mr. Teets and Mr. Sullivan.

Based on the recommendation of the Corporation’s Compensation Committee, the Board has authorized a review of the Corporation’s stock ownership guidelines for non-employee directors with the goal of further aligning their long-term interests with those of the Corporation’s shareholders, such as by establishing stock ownership levels based on multiples of the annual retainer for non-employee directors.

Our Executive Officers

The names of our current executive officers, their ages as of March 1, 2014, and their positions are shown below:

Name	Age	Principal Occupation
Daniel P. Dyer	55	President and Chief Executive Officer
George D. Pelose	49	Chief Operating Officer (Mr. Pelose retired effective March 5, 2014)
Edward J. Siciliano	51	Chief Sales Officer and Executive Vice President
Lynne C. Wilson	51	Chief Financial Officer and Senior Vice President
Edward R. Dietz	39	Senior Vice President of Administration, General Counsel and Secretary

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Marlin.

For information regarding Mr. Dyer, please refer to “Our Board of Directors” below.

Mr. Pelose was with Marlin from 1999 until his retirement on March 5, 2014. From 1999 to 2011, Mr. Pelose served as General Counsel and Secretary of the Corporation. In December 2006, Mr. Pelose became the Chief Operating Officer and served in this position until his recent departure. From 1997 to 1999, Mr. Pelose was an attorney with Merrill Lynch Asset Management, providing legal and transactional advice to a portfolio management team that invested principally in bank loans and high-yield debt securities. From 1994 to 1997, Mr. Pelose was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including financings, mergers, acquisitions, private placements and public offerings. From 1991 to 1994, Mr. Pelose attended law school. From 1986 to 1991, Mr. Pelose was a corporate loan officer in the commercial lending division of PNC Bank. Mr. Pelose received both his undergraduate degree in economics and his law degree from the University of Pennsylvania, both with honors. Mr. Pelose is licensed to practice law in New Jersey and Pennsylvania.

Mr. Siciliano has been our Chief Sales Officer since 2007. Prior to joining Marlin, he most recently served as Vice President of Sales and Marketing for ALK Technologies, a global logistics software company based in Princeton NJ. Prior to that, Mr. Siciliano served as Senior Vice President of Sales and Marketing for AppliedTheory, a company focused on application development and hosting where he built out a new national sales force and helped take the company public. He started his sales career in 1985 at Xerox and spent 11 years in various sales and sales leadership roles. He is a graduate of Rutgers University and holds a B.S. in marketing.

Ms. Wilson has been our Chief Financial Officer since June 5, 2006. Prior to joining Marlin, from 1999 to 2006, Ms. Wilson was with General Electric Company, serving in a variety of finance positions for different subsidiaries and divisions of GE. From 2002 to 2006, Ms. Wilson worked for GE Equipment Services-TFS/Modular Space, most recently serving as Manager of Finance, Strategic Marketing (from 2005 to 2006) and previously as Manager, Financial Planning and Analysis (from 2002 to 2005). From 1999 to 2002, Ms. Wilson was the Global Controller for GE Commercial Finance-Fleet Services. Prior to joining GE, Ms. Wilson held senior financial positions at Bank One Corporation (from 1996 to 1999) and Fleet National Bank of NY/Northeast Savings (from 1989 to 1996), where she served as Senior Vice President, Controller and Principal

Accounting Officer. Ms. Wilson started her career at Ernst & Young International working from 1984 to 1989 as an Audit Manager. Ms. Wilson obtained a B.A. in Business Administration from Siena College and is a licensed certified public accountant (non-active status).

Mr. Dietz has been our General Counsel since May 25, 2011. In November 2013, Mr. Dietz became the Senior Vice President of Administration of Marlin, and in March 2014, he became the Secretary of Marlin. From July 2010 to May 2011, Mr. Dietz was our Assistant General Counsel. Prior to joining the Corporation, from 2008 to 2010, Mr. Dietz was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including mergers, acquisitions and outsourcing transactions. From 2004 to 2008, Mr. Dietz was an associate at Foley & Lardner LLP in the firm’s Business Law Department where he worked on a variety of corporate transactions, including financings, restructurings, mergers, acquisitions and public offerings. From 2001 to 2004, Mr. Dietz attended law school. From 1997 to 2001, Mr. Dietz worked in the group benefits industry. Mr. Dietz received a B.A., magna cum laude, in political science from Gettysburg College and a law degree from the University of Michigan Law School. Mr. Dietz is licensed to practice law in Pennsylvania.

Proposal 1:

Election of Directors

Nominees for Election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is eight (8), with one vacancy resulting from the determination that Edward Grzedzinski would not be nominated for election at the 2013 Annual Meeting.

In addition, based on the deliberations of the Nominating Committee to determine the slate of nominees to stand for election at the Annual Meeting, it was determined that Mr. McGinty would not be nominated for election at the Annual Meeting. Consequently, at the Annual Meeting, the Corporation’s shareholders are being asked to elect six (6), rather than seven (7), directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected. However, the Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the shareholder vote, tender his or her resignation to the Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the Board. See “Governance of the Corporation — Director Resignation Policy.”

After the Annual Meeting, there will remain two vacancies on the Board of Directors. The Nominating Committee has not identified candidates to fill these vacancies. Under the terms of our Amended and Restated Articles of Incorporation and Bylaws, the Board of Directors may fill these vacancies at any time. The Corporation has engaged a third party search firm to assist in identifying potential candidates.

All six (6) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors, and all of the nominees have been previously elected as directors by the Corporation’s shareholders. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all of the nominees will be available to serve.

For each of the six (6) nominees for election at the Annual Meeting, set forth below is biographical and other information as of March 1, 2014, as to each nominee’s positions and offices held with the Corporation, principal occupations during the past five years, directorships of public companies and other organizations held during the past five years and the specific experience, qualifications, attributes or skills that, in the opinions of the Nominating Committee and the Board of Directors, make each nominee qualified to serve as a director of the Corporation:

Name	Age	Principal Occupation	Director Since
John J. Calamari	59	Former Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo	47	Managing Director of SunTrust Robinson Humphrey Investment Bank	2001
Daniel P. Dyer	55	CEO of Marlin Business Services Corp.	1997
Matthew J. Sullivan	56	Partner with Peachtree Equity Partners	2008
J. Christopher Teets	41	Partner of Red Mountain Capital Partners LLC.	2010
James W. Wert	67	President & CEO of CM Wealth Advisors, Inc.	1998

John J. Calamari:

Biography.    Mr. Calamari has been a director since November 2003. Since November 2009, Mr. Calamari has served as an independent consultant in accounting and financial matters for various clients in diverse industries. Mr. Calamari served as the Executive Vice President and Chief Financial Officer of J.G. Wentworth from March 2007 until November 2009. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc., where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985 where he earned his certified public accountant license (currently non-active status). In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Qualifications.    Mr. Calamari has over 35 years of banking and financial experience, including five years serving in the role of Chief Financial Officer for a bank and a financial services company. Mr. Calamari achieved the level of certified public accountant, and he has served as Chairman of the Corporation’s Audit Committee since July 2004. He has seven years of past service as a director of several non-public banks and financial services companies. Mr. Calamari currently serves on the Nominating and Governance Committee of the Corporation. Mr. Calamari has also had leadership positions with various community organizations. The Board has determined that Mr. Calamari is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Calamari’s independence, his banking and financial experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Calamari should serve as a director of the Corporation.

Lawrence J. DeAngelo:

Biography.    Mr. DeAngelo has been a director since July 2001. Mr. DeAngelo is a Managing Director with SunTrust Robinson Humphrey, an investment bank based in Atlanta, Georgia. Mr. DeAngelo served as a Managing Director with Roark Capital Group, a private equity firm based in Atlanta, Georgia from 2005 until January 2010. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity

Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Qualifications.    Mr. DeAngelo has over 20 years of experience as an investment banker and private equity professional, including 12 years serving in the role of Managing Director for a variety of private equity firms. He served as Chairman of the Corporation’s Nominating and Governance Committee from November 2003 to March 2009. Mr. DeAngelo has served as Chairman of the Corporation’s Compensation Committee since March 2009. He also serves on the Corporation’s Nominating and Governance Committee. He has served as a director of 10 privately held companies. The Board has determined that Mr. DeAngelo is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. DeAngelo’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. DeAngelo should serve as a director of the Corporation.

Daniel P. Dyer:

Biography.    Mr. Dyer has been Chief Executive Officer since co-founding the Corporation in 1997. In December of 2006, Mr. Dyer also assumed the role of President of the Corporation. From 1986 to 1997, Mr. Dyer served in a number of positions with Advanta Business Services, including Senior Vice President and Chief Financial Officer, where he was responsible for financial, IT, strategic planning and treasury functions. Mr. Dyer serves on the Board of a Directors of the Equipment Leasing & Finance Association. Mr. Dyer is also a director of Friends of MEND, a nonprofit provider of affordable housing. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).

Qualifications.    Mr. Dyer has over 29 years of experience in financial services, including 25 years experience in the equipment leasing industry. Mr. Dyer is co-founder of the Corporation and served as Chairman of the Corporation’s Board of Directors from the Corporation’s inception in 1997 to March 2009, and he has served as the Corporation’s Chief Executive Officer since 1997. He has seven years of past service as a director of privately held companies. Mr. Dyer has also held leadership positions with various community organizations and industry related organizations including the Equipment Leasing and Finance Association’s Industry Futures Council and Foundation. The Board views Mr. Dyer’s leadership ability along with his significant industry knowledge and broad financial services expertise as important qualifications, skills and experience for the Board’s conclusion that Mr. Dyer should serve as a director of the Corporation.

Matthew J. Sullivan:

Biography.    Mr. Sullivan has been a director since April 2008. Mr. Sullivan is a Partner with Peachtree Equity Partners (“Peachtree”), a private equity investment firm. Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his certified public accountant license (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.

Qualifications.    Mr. Sullivan has over 20 years of experience as an investment banker and private equity professional, including over 10 years serving in the role of Managing Director for a variety of private equity firms. He has over 10 years of past service as a director of privately held companies. Mr. Sullivan currently serves as chairman of the Corporation’s Nominating and Governance Committee. Mr. Sullivan has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Sullivan is an independent director and is financially literate within the meaning of applicable SEC rules. The Board views Mr. Sullivan’s independence, his investment banking and private equity experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Sullivan should serve as a director of the Corporation.

J. Christopher Teets:

Biography.    Mr. Teets has been a director since May 2010. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC (“Red Mountain”), an investment firm, since February 2005. Before joining Red Mountain in 2005, Mr. Teets was an investment banker at Goldman Sachs & Co. Prior joining Goldman Sachs in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets has served as a director of Air Transport Services Group, Inc. since February 2009 and has served as a director of Encore Capital Group, Inc. since May 2007. Mr. Teets also served as a director of Affirmative Insurance Holdings, Inc. from August 2008 until September 2011. Mr. Teets holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics.

Qualifications.    Mr. Teets has over 16 years of experience as an investment banker and investment professional, which includes advising and investing in financial institutions. Mr. Teets’ experience also includes nine years serving as a partner for an investment firm. He has seven years of service as a director of other public companies and currently sits on the boards of two such companies. Mr. Teets currently serves on both the Corporation’s Audit Committee and Compensation Committee. The Board has determined that Mr. Teets is an independent director, and is financially literate. The Board views Mr. Teets’ independence, his investment banking and public and private investing experience, his experience with financial institutions, his experience as a director of other public companies and his demonstrated leadership roles in business as important qualifications, skills and experience for the Board’s conclusion that Mr. Teets should serve as a director of the Corporation.

James W. Wert:

Biography.    Mr. Wert has been a director since February 1998. Mr. Wert is President and CEO of CM Wealth Advisors, Inc. f/k/a Clanco Management Corp., which is a wealth management and investment advisory firm headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982. Mr. Wert also serves as Vice Chairman and Director of Park-Ohio Holdings Corp.

Qualifications.    Mr. Wert has over 25 years of experience in the banking and financial services industries, including 20 years as a senior officer of a bank. He served as Chairman of the Corporation’s Audit Committee from November 2003 to July 2004. Mr. Wert presently serves on both the Corporation’s Audit Committee and Compensation Committee. He has 19 years of service as a director of public companies, and has also spent 16 years serving on the boards of several non-public entities. Mr. Wert has also had leadership positions with various cultural and community organizations. The Board has determined that Mr. Wert is an independent director and is financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board views Mr. Wert’s independence, his banking and financial services experience, his experience as a director of other companies and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board’s conclusion that Mr. Wert should serve as a director of the Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that the shareholders vote “FOR” the six (6) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 2:

Non-Binding Advisory Vote on Executive Compensation

The following proposal gives the Corporation’s shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of the Corporation’s named executive officers. This vote is provided as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Corporation is asking its shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Marlin Business Services Corp. (“Marlin”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion as disclosed in Marlin’s Proxy Statement for the 2014 Annual Meeting of Shareholders, is hereby approved.”

While the Corporation intends to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Corporation, the Board of Directors or the Compensation Committee. The Board and Compensation Committee value the opinions of all of the Corporation’s shareholders and will consider the outcome of this vote when making future compensation decisions for the Corporation’s named executive officers.

As described in detail under “Compensation Discussion and Analysis” in this Proxy Statement, our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation and to align executives’ interests with those of the Corporation’s shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee of the Board of Directors evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, we believe that our compensation program, with its balance of short-term incentives (including cash compensation) and long-term incentives (including equity-based compensation), and share ownership guidelines reward sustained performance that is measured against established goals and aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the adoption of the above resolution indicating approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.

Proposal 3:

Approval of the Corporation’s 2014 Equity Compensation Plan

On April 21, 2014, our Board of Directors adopted, subject to shareholder approval at the Annual Meeting, the Marlin Business Services Corp. 2014 Equity Compensation Plan (the “2014 Equity Plan”). Our Board of Directors has directed that the proposal to approve the 2014 Equity Plan be submitted to our shareholders for their approval at the Annual Meeting. Also, shareholder approval is being sought (i) so that the compensation attributable to grants under the 2014 Equity Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code and (iii) in order to the meet the listing standards of Nasdaq.

Our Board of Directors believes that the approval of the 2014 Equity Plan by our shareholders will further our compensation structure and strategy. The Board of Directors believes that our ability to attract, retain and motivate top quality management and employees is material to our success and would be enhanced by our ability to grant equity compensation under the 2014 Equity Plan. In addition, the Board believes that our interests and the interests of our shareholders will be advanced if we can offer our employees, advisors, consultants and non-employee directors the opportunity to acquire or increase their proprietary interests in us. The 2014 Equity Plan is intended as a successor plan to the Marlin Business Services Corp. 2003 Equity Plan, as amended (the “2003 Equity Plan”), since the 2003 Equity Plan terminated by its terms on October 11, 2013 and no further grants can be made under the 2003 Equity Plan as a result of its termination. Information on grants outstanding under our equity compensation plans as of December 31, 2013 is provided on page 40 of this Proxy Statement.

If approved by our shareholders, the 2014 Equity Plan will become effective on June 4, 2014. If the shareholders do not approve the 2014 Equity Plan, the 2014 Equity Plan will not become effective and no awards will be issued under the 2014 Equity Plan.

The material terms of the 2014 Equity Plan are summarized below. A copy of the 2014 Equity Plan is attached as Appendix A to this Proxy Statement. The summary of the 2014 Equity Plan below is not intended to be a complete description of the 2014 Equity Plan. This summary is qualified in its entirety by the actual text of the 2014 Equity Plan to which reference is made.

Material Features of the 2014 Equity Plan

General.    The 2014 Equity Plan provides that grants may be made in any of the following forms:

•	nonqualified stock options

•	incentive stock options

•	stock appreciation rights

•	stock awards

•	stock units

•	dividend equivalent rights

•	other equity-based awards

Subject to adjustment in certain circumstances as described below, the aggregate number of shares of common stock that may be issued or transferred under the 2014 Equity Plan is 1,200,000 shares of common stock; provided, however, that not more than 1,000,000 shares shall be available for issuance as stock awards, stock units and other equity-based awards. The shares of common stock that are issued or transferred under the 2014

Equity Plan may be authorized but unissued shares of our common stock or reacquired shares of our common stock, including shares of our common stock purchased by us on the open market for purposes of the 2014 Equity Plan.

The maximum aggregate number of shares of common stock that may be granted pursuant to all grants to any individual under the 2014 Equity Plan during any calendar year is 200,000 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of shares of our common stock that may be granted pursuant to nonqualified stock options, incentive stock options and stock appreciation rights to any individual under the 2014 Equity Plan during any calendar year is 200,000 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of shares of our common stock that may be granted pursuant to stock awards, stock units and other equity-based awards that are intended to be qualified performance-based compensation under Section 162(m) of the Code to any individual during any calendar year is 200,000 shares, subject to adjustment in certain circumstances as described below. These individual share limits apply regardless of whether grants are to be paid in shares or cash.

No individual may accrue dividend equivalent rights intended to be qualified performance-based compensation under Section 162(m) of the Code during any calendar year in excess of $250,000.

If and to the extent incentive stock options, nonqualified stock options and stock appreciation rights granted under the 2014 Equity Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any stock awards, stock units, or other equity-based awards are forfeited, terminated or not otherwise paid in full, the shares subject to such grants will become available again for issuance or transfer under the 2014 Equity Plan. Shares of common stock surrendered in payment of the exercise price of an incentive stock option or nonqualified stock option or withheld to pay withholding taxes with respect to any grants will not be available for issuance or transfer under the 2014 Equity Plan. To the extent any grants are paid in cash, and not in shares of our common stock, such grants will not count against the share limits set forth above.

If approved by the shareholders, the 2014 Equity Plan will become effective on June 4, 2014.

Administration.    The 2014 Equity Plan is administered and interpreted by a committee consisting of members of our Board, which committee is appointed by the Board (the “Committee”). However, the Board will approve and administer all grants to non-employee directors. The Committee may delegate its authority under the 2014 Equity Plan to a subcommittee. The Committee has the sole authority to (i) determine the individuals to whom grants will be made under the 2014 Equity Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and lapse of restriction period and the acceleration of exercisability, vesting and lapse of any restriction period, (iv) amend the terms of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the 2014 Equity Plan. The Committee, which is the Compensation Committee, presently consists of Messrs. DeAngelo (chairman), Teets and Wert, each of whom is a non-employee and outside director.

Eligibility for Participation.    All of our employees and the employees of our subsidiaries, including employees who are officers or members of our Board, and members of our Board who are not employees are eligible to participate in the 2014 Equity Plan. Consultants and advisors who perform services for us or any of our subsidiaries will also be eligible to participate in the 2014 Equity Plan, subject to certain conditions set forth in the 2014 Equity Plan. As of April 22, 2014, approximately 150 employees would be eligible for grants under the 2014 Equity Plan and six non-employee directors would be eligible for grants under the 2014 Equity Plan.

Types of Grants

Options.

The Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”)

or any combination of ISOs and NQSOs. The aggregate number of shares of common stock that may be issued under the 2014 Equity Plan as ISOs is 1,200,000 shares, and all shares issued under the 2014 Equity Plan as ISOs shall count against the plan limit.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2014 Equity Plan will be equal or greater than the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported). However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person will be at least 110% of the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported).

The Committee will determines the term of each option, which will not exceed ten years from the date of grant; however, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding shares, the term of the ISO may not exceed five years from the date of grant. The period for when any option may first become exercisable will be determined by the Committee at the time of grant, which period will be for a minimum of one year from the date of grant. The Committee may accelerate the exercisability of any option at any time for any reason. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The 2014 Equity Plan includes provisions relating to termination of options following termination of a grantee’s employment or service, which in some cases are subject to modification by the Committee, as described below. Generally, if a grantee’s employment or service terminates for any reason other than disability, death or for cause, the grantee’s option will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to us, on account of the grantee’s death or disability, or the grantee dies within 90 days following a termination of employment or service with us for any reason other than cause, the grantee’s options will terminate one year after the date on which the grantee ceases to be employed by, or provide service to us. If a grantee ceases to be employed by, or providing service to, us on account of cause or if following such termination of employment or service it is determined by the Committee that the grantee has engaged in conduct that constitutes cause, any option held by the grantee will terminate immediately. In each case described above, the Committee may specify a different termination date, but in any event no later than the expiration of the option term.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price: (i) in cash, (ii) with the approval of the Committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to part or all of the exercise price of the option or by attestation to ownership of such shares, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method approved by the Committee, to the extent permitted by applicable law.

Stock Appreciation Rights.

The Committee may grant stock appreciation rights (“SARs”) to a grantee in connection with, or independently of, any option granted under the 2014 Equity Plan. The Committee will determine the period for when SARs may first become exercisable, which period will be a minimum of one year from the date of grant, and whether SARs will be granted in connection with, or independently of, any options. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount of the SAR set forth in the grant instrument. The base amount of each SAR will be established by the Committee at the time the SAR is granted and will be equal to, or greater than, the last reported sale of the underlying shares of our common stock on the relevant date (or if there were no trades on that date, the latest preceding date upon which a sale was reported). Payment upon exercise of a SAR will be in cash, in our common stock or a combination of cash and common stock, as determined by the Committee. SARs may be exercised while the grantee is employed by or providing service to us and our subsidiaries or within the same specified period of time after termination of such employment or service as provided with respect to options.

Stock Awards.

The Committee may provide shares of our common stock under a stock award to any grantee for consideration or no consideration, and subject to such restrictions, if any, as determined by the Committee. The Committee may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria (including restrictions based on the achievement of specific performance goals) as the Committee deems appropriate. The period of time that a stock award remains subject to restrictions is referred to below as the “restriction period.” The restriction period for any stock award that is based solely upon a continuing employment or service relationship with us will be a minimum of one year from the date of grant, and the restriction period for any stock award that is based upon performance criteria will be based upon performance over a minimum period of one year; provided, however, that up to 94,652 shares (as more fully described below) may be subject to stock awards with a shorter or no vesting or exercisability period, restriction period or performance period, as applicable, so long as such shares are granted pursuant to stock awards that are granted within 10 days following the date the 2014 Equity Plan becomes effective. The Committee may accelerate the vesting of any or all outstanding stock awards at any time for any reason.

Unless the Committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by the Committee, including, without limitation, the achievement of specific performance goals. The grantee cannot sell or otherwise dispose of shares of common stock during the restriction period. Subject to exceptions as the Committee deems appropriate, if a grantee ceases to be employed by, or providing service to, us or our subsidiaries during the restriction period, or if other specified conditions are not met, the stock award will terminate as to all shares covered by the grant as to which restrictions have not lapsed.

Stock Units.

The Committee may grant stock units, which are phantom rights that provide the grantee with the right to receive an amount based on the value of a share of our common stock on a future date, if specified conditions are met. The Committee determines the number of stock units that will be granted, the requirements applicable to the stock units and any other terms and conditions of the stock unit. If a stock unit becomes distributable, it will be paid to the grantee in cash, shares of our common stock or a combination of cash and common stock, as determined by the Committee. The vesting period for any stock unit that is based solely upon a continuing employment or service relationship with us will be a minimum of one year from the date of grant, and the vesting period for any stock unit that is based upon performance criteria will be based upon performance over a minimum period of one year. The Committee may accelerate the vesting of any or all outstanding stock units at any time for any reason.

Other Equity-Based Awards.

The Committee may grant other equity-based awards that are awards (other than ISOs, NQSOs, SARs, stock awards, stock units or dividend equivalents) that are based on, measured by or payable in shares of our common stock to any grantee, on such terms and conditions as the Committee shall determine (“Other Equity Awards”). These Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and are payable in cash, our common stock or any combination of cash and common stock. The terms and conditions for these Other Equity Awards will be determined by the Committee. The vesting period for any Other Equity Award that is based solely upon a continuing employment or service relationship with us will be a minimum of one year from the date of grant, and the vesting period for any Other Equity Award that is based upon performance criteria will be based upon performance over a minimum period of one year. The Committee may accelerate the vesting of any or all outstanding Other Equity Awards at any time for any reason.

Dividend Equivalents.

The Committee may grant dividend equivalent rights with respect to stock units and Other Equity Awards under such terms and conditions as determined by the Committee. Dividend equivalents entitle the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the stock unit and Other Equity Award is outstanding, on the shares of our common stock covered by the grant as if such shares were then outstanding. The Committee determines whether dividend equivalents will be paid currently in cash, shares of common stock, or in a combination of cash and shares of our common stock, or credited to a bookkeeping account as a dollar amount or in the form of stock units. The terms and conditions of dividend equivalents are determined by the Committee.

Qualified Performance-Based Compensation.    Under the 2014 Equity Plan, the Committee may structure stock awards, stock units, dividend equivalents or Other Equity Awards as “qualified performance-based compensation,” thereby preserving the deductibility of the compensation expense relating to these awards under Section 162(m) of the Code.

The 2014 Equity Plan provides that when stock awards, stock units, dividend equivalents and Other Equity Awards intended to constitute “qualified performance-based compensation” are granted, the Committee will establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the 2014 Equity Plan and Section 162(m) of the Code, including the employment requirements and payment terms. The performance goals may relate to the employee’s business unit or our performance and that of our subsidiaries as a whole, or any combination of the foregoing. The Committee will use objectively determinable performance goals based on one or more of the following criteria: total shareholder return; total shareholder return as compared to total shareholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality.

The Committee will establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals will satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee will not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.

The Committee will certify and announce the results for each performance period to all grantees following the announcement of our financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of stock awards, stock units, dividend equivalents or Other Equity Awards for the performance period will be forfeited or will not be made, as applicable. Any grants that are to be paid as a result of achievement of performance goals shall be paid as specified in the grant instrument.

Deferrals.    The 2014 Equity Plan provides that the Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such grantee in connection with any stock unit or Other Equity Award grant under the 2014 Equity Plan. If any such deferral election is permitted or required, the Committee will establish rules and procedures for such deferrals.

Adjustment Provisions.    If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of the outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the 2014 Equity Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year as described above, the kind and number of shares covered by outstanding grants, the kind and number of shares to be issued or transferred under the 2014 Equity Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issue shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2014 Equity Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change of control, described below, will apply.

Change of Control.    Upon a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such change of control, any outstanding options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding grants are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such change of control (x) all such outstanding options and SARs that are not assumed or replaced will accelerate and become fully exercisable, (y) the restrictions and conditions on all such outstanding stock awards that are not converted to similar grants will fully lapse and (z) all such outstanding stock units, any Other Equity Awards and dividend equivalents that are not converted to similar grants will be fully vested.

If, upon a change of control, a grantee’s grant is assumed (as described above) and if, within the two year period following the occurrence of such change of control, such grantee ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of a termination by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than on account of cause, death or disability, then as of the date of such grantee’s termination of employment or service all of such grantee’s then outstanding (i) options and SARs will automatically accelerate and become fully exercisable, (ii) stock awards will have all restrictions and conditions immediately lapse and (iii) stock units, dividend equivalents and any Other Equity Awards will be fully vested.

Notwithstanding the foregoing, in the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants: the Committee may (i) determine that outstanding options and SARs will accelerate and become fully exercisable, in whole or part; (ii) determine that the restrictions and conditions on outstanding stock awards will lapse, in whole or part; (iii) determine that outstanding stock units, Other Equity Awards and dividend equivalents will be fully vested, in whole or part; (iv) require that grantees surrender their outstanding options and SARs in exchange for a payment by us, in cash or our common stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of our common stock subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable, (v) after giving grantees an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate or (vi) determine that grantees will receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or any Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment will take place as of the date of the change of control or such other date as the Committee may specify. Without limiting the foregoing, if the per share fair market value of our common stock equals or is less than the per share exercise price or base amount, as applicable, we will not be required to make any payment to the grantee upon surrender of the option or SAR.

For purposes of the 2014 Equity Plan, a change of control will generally be deemed to have occurred if one or the following events occurs:

•	any person becomes the beneficial owner of securities representing more than 50% of the voting power of our securities, provided that a change of control will not be deemed to occur as a result of a transaction in which we become a subsidiary of another corporation and in which our shareholders, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

•	consummation of (i) a merger or consolidation as a result of which our shareholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company; (ii) a sale or other disposition of all or substantially all of our assets; or (iii) our liquidation or dissolution.

The Committee may modify the definition of change of control for a particular grant as the Committee deems appropriate to comply with Section 409A of the Code or otherwise.

Transferability of Grants.    Generally, only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. However, if permitted by the Committee, a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant instrument, that a grantee may transfer NQSOs to his or her family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Right of Recapture/Company Policies.    The Committee may provide in a grant instrument that if at any time within the one year period after the date on which a grantee exercises an option or a SAR, or on which a stock award, stock unit or Other Equity Award vests or is paid, the grantee (i) is terminated for cause or (ii) engages in any activity that constitutes cause, the grantee will be required to pay to us any gain realized by the grantee from such event, upon notice from us. Further, all grants under the 2014 Equity Plan are subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by our Board of Directors, as in effect from time to time.

Participants Outside of the United States.    If any individual who receives a grant under the 2014 Equity Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country, and otherwise take specified actions as may be necessary or appropriate to comply with such laws.

No Repricing of Stock Options/SARs.    Without prior shareholder approval, the Committee will not (i) implement a cancellation/regrant program pursuant to which outstanding options or SARs under the 2014 Equity Plan are cancelled and new options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or SARs under the 2014 Equity Plan with exercise or base prices per share in excess of the then current fair market value per share of our common stock for consideration payable in cash, equity securities or in the form of any other award under the 2014 Equity Plan, except in connection with a change of control, or (iii) otherwise directly reduce the exercise price for options and SARs under the 2014 Equity Plan.

Amendment and Termination of the 2014 Equity Plan.    Our Board may amend or terminate the 2014 Equity Plan at any time, subject to shareholder approval if such approval is required in order to comply with the Code or under applicable laws or to comply with applicable stock exchange requirements. The 2014 Equity Plan will terminate on the day immediately preceding the tenth anniversary of its effective date (which, if the 2014 Equity Plan is approved by our shareholders, will be June 3, 2024, unless the 2014 Equity Plan is terminated earlier by our Board or is extended by our Board with the approval of the shareholders.

Shareholder Approval for Qualified Performance-Based Compensation.    If stock awards, stock units, dividend equivalents or Other Equity Awards are to be granted as qualified performance-based compensation under Section 162(m) of the Code, the qualified performance-based compensation provisions of the 2014 Equity Plan must be re-approved by our shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which our shareholders previously approved such provisions.

Grants under the 2014 Equity Plan.    The tables below reflect the grants approved by the Committee on April 18, 2014 under the 2014 Equity Plan, which grants will become effective on June 4, 2014 and are conditioned on the approval of 2014 Equity Plan by our shareholders at the Annual Meeting. If our shareholders do not approve the 2014 Equity Plan, such conditional grants will not become effective, and the 2014 Equity Plan will not become effective.

Name and Position	Number of Shares
Daniel P. Dyer
Chief Executive Officer and President	20,581	[1]
Lynne C. Wilson
Chief Financial Officer and Senior Vice President	4,995	[2]
Edward J. Siciliano
Chief Sales Officer and Executive Vice President	11,386	[3]
Edward R. Dietz
Senior Vice President of Administration, General Counsel and Secretary	12,939	[4]
Executive Group	49,901
Non-Executive Director Group	0
Non-Executive Officer Employee Group	44,651	[5]

[1]	This grant consists of: (i) 8,232 restricted shares where the restrictions will lapse on a pro-rata basis (25% per year) on each anniversary of February 14, 2014 and (ii) 12,349 restricted performance shares where the restrictions will lapse on February 14, 2021, subject to accelerated lapsing over the three year period beginning with February 14, 2014 if certain performance conditions are met.

[2]	This grant consists of: (i) 1,998 restricted shares where the restrictions will lapse on a pro-rata basis (25% per year) on each anniversary of February 14, 2014 and (ii) 2,997 restricted performance shares where the restrictions will lapse on February 14, 2021, subject to accelerated lapsing over the three year period beginning with February 14, 2014 if certain performance conditions are met.

[3]	This grant consists of: (i) 4,554 restricted shares where the restrictions will lapse on a pro-rata basis (25% per year) on each anniversary of February 14, 2014 and (ii) 6,832 restricted performance shares where the restrictions will lapse on February 14, 2021, subject to accelerated lapsing over the three year period beginning with February 14, 2014 if certain performance conditions are met.

[4]	This grant consists of: (i) 1,776 restricted shares where the restrictions will lapse on a pro-rata basis (25% per year) on each anniversary of February 14, 2014, (ii) 2,663 restricted performance shares where the restrictions will lapse on February 14, 2021, subject to accelerated lapsing over the three year period beginning with February 14, 2014 if certain performance conditions are met and (iii) 8,500 restricted shares where the restrictions will lapse on January 3, 2017.

[5]

This grant consist of: (i) 20,786 restricted performance shares where the restrictions will lapse on February 14, 2021, subject to accelerated lapsing over the three year period beginning with February 14, 2014 if certain performance conditions are met, (ii) 13,915 restricted shares where the restrictions will lapse on a pro-rata basis (25% per year) on each anniversary of February 14, 2014, (iii) 4,000 restricted shares where the restrictions will lapse on January 3, 2017 and (iv) 5,950 restricted shares where the restrictions will lapse on the third anniversary of the grant date associated with the applicable employees’ employment commencement date anniversaries.

The last reported sale price of a share of our common stock on April 21, 2014, was $19.74 per share.

Federal Income Tax Consequences

The federal income tax consequences of grants under the 2014 Equity Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2014 Equity Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary depending on the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantee’s standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the 2014 Equity Plan. Future appreciation on shares of common stock held after the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•	If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

•	If an employee exercises an option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•	A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and certain other officers in excess of $1,000,000 in any year. Qualified performance-based compensation is excluded from the $1,000,000 deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2014 Equity Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and Other Equity Awards granted under the 2014 Equity Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy such withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the approval of the Corporation’s 2014 Equity Compensation Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2014, by:

•	each person or entity known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Executive Officers, Directors and Nominees
Daniel P. Dyer(1,2)	376,482	2.88%
George D. Pelose(1,2)	208,162	1.59
Edward J. Siciliano(1)	79,349	*
Lynne C. Wilson(1)	90,516	*
Edward R. Dietz(1)	12,116	*
John J. Calamari(3)	30,049	*
Lawrence J. DeAngelo(3)	34,075	*
Edward Grzedzinski(3)	29,468	*
Kevin J. McGinty(3)	110,094	*
James W. Wert(3)	70,807	*
Matthew J. Sullivan(3,4)	2,338,035	17.91
J. Christopher Teets(1,3,5)	13,815	*
All executive officers, directors and nominees as a group (10 persons)(1,6)	3,392,968	25.99
Beneficial Owners of More Than 5% of Common Stock
Peachtree Equity Investment Management, Inc.(7) 1170 Peachtree St., Ste. 1610 Atlanta, GA 30309	2,309,934	17.69
Red Mountain Capital Partners LLC(8) 10100 Santa Monica Blvd, Ste. 925 Los Angeles, CA 90067	1,259,902	9.65
Columbia Wanger Asset Management, L.P.(9) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,207,000	9.24
Dimensional Fund Advisors LP.(10) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	977,202	7.48

*	Represents less than 1%.

(1)

Does not include options vesting more than 60 days after March 1, 2014, held by Mr. Dyer (49,624), Mr. Siciliano (10,776), Ms. Wilson (16,449), and Mr. Teets (1,250). Mr. Dietz does not hold options vesting more than 60 days after March 1, 2014. Includes, where applicable, shares held in the 2012 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Plan, as amended.

(2)	Includes options for Mr. Dyer (9,978) and Mr. Pelose (37,795) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2014.

(3)	Includes options for Mr. Calamari (5,745), Mr. DeAngelo (1,284), Mr. Grzedzinski (7,029), Mr. McGinty (8,812), Mr. Sullivan (10,745), Mr. Teets (3,750) and Mr. Wert (8,529) to purchase shares that are currently exercisable or will become exercisable within 60 days following March 1, 2014.

(4)	Includes 2,309,934 shares that are reported as beneficially owned by Peachtree Equity Investment Management, Inc., based solely on a Schedule 13G filed jointly by such entity, WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the SEC on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(5)	The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (“Red Mountain”), as described in footnote 8 below. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of the shares of the Corporation beneficially owned by Red Mountain.

(6)	Includes options to purchase 93,667 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2014.

(7)	The shares reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based solely on a Schedule 13G filed jointly by such entity, WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the SEC on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(8)	The shares reported as beneficially owned by Red Mountain are reported as of May 16, 2011, based solely on a Schedule 13D/A (Amendment No. 3 to Schedule 13D) jointly filed on May 18, 2011 by Red Mountain and certain of its related persons. Mr. Teets, a Partner of Red Mountain, disclaims beneficial ownership of all shares of the Corporation beneficially owned by Red Mountain.

(9)	The shares reported as beneficially owned by Columbia Wanger Asset Management, LLC. (“CWAM”) are reported as of December 31, 2013, based solely on a Schedule 13G/A filed by Columbia on February 6, 2014. CWAM does not directly own any shares of common stock of the Corporation. As the investment adviser of Columbia Acorn Fund and various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares reported by Columbia Acorn Fund. Accordingly, the shares reported by CWAM include those shares separately reported by Columbia Acorn Fund. CWAM disclaims beneficial ownership of any shares. As of December 31, 2013, only Columbia Acorn Fund, a Massachusetts business trust managed by CWAM, owned more than 5% of the class of securities reported.

(10)	The shares reported as beneficially owned by Dimensional Fund Advisors LP (“Dimensional”) are reported as of December 31, 2013, based solely on a Schedule 13G filed by Dimensional on February 10, 2014. Dimensional reported that it does not possess any sole or shared voting or investment power over any shares beneficially owned. Dimensional disclaims beneficial ownership of the shares reported.

Executive Compensation

Compensation Discussion and Analysis

Compensation Overview

The Compensation Committee of the Board of Directors sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing the Corporation’s annual incentive compensation plans;

•	overseeing the Corporation’s long-term equity-based compensation plan;

•	approving all bonuses and awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer (the “CEO”) and the other officers named in the Summary Compensation Table (together with the CEO, the “Executive Officers”).

The current Executive Officers of the Corporation are Daniel P. Dyer, Edward J. Siciliano, Lynne C. Wilson and Edward R. Dietz. All of them were Executive Officers during 2013. George D. Pelose retired as of March 5, 2014; however, Mr. Pelose was an Executive Officer during 2013.

The Compensation Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlinfinance.com) and only independent directors serve on the Compensation Committee.

Compensation Philosophy.    The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, the Compensation Committee believes executive compensation packages provided by the Corporation to its executives, including the Executive Officers, should include both cash and equity-based compensation that rewards performance as measured against established goals.

At the 2013 Annual Meeting, shareholders approved the Corporation’s compensation policies and programs with over 90% of the votes being cast in favor. The Compensation Committee believes this strongly affirms shareholders’ support of the Corporation’s approach to executive compensation. The Compensation Committee appreciates and values the views of our shareholders. In considering the results of the 2013 favorable advisory vote on executive compensation, the Compensation Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. While no changes were implemented as a result of the vote, the Compensation Committee intends to continue to pay close attention to the advice and counsel of its compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board.

Management’s Role in the Compensation-Setting Process.    The Compensation Committee makes all compensation decisions relating to the Executive Officers; however, the Corporation’s management plays a significant role in the compensation-setting process, including:

•	evaluating employee performance;

•	establishing performance targets and objectives; and

•	recommending salary and bonus levels and equity awards.

The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The CEO also occasionally participates in Compensation Committee meetings at the Compensation Committee Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each Executive Officer, setting forth total compensation and aggregate equity awards for each Executive Officer;

•	an evaluation of the performance of the Corporation’s officers, including the Executive Officers; and

•	compensation and equity award recommendations as to the Corporation’s officers, including the Executive Officers.

The Compensation Committee can exercise its discretion in modifying any recommended awards to the Corporation’s officers, including the Executive Officers. On February 14, 2014, the Compensation Committee approved the 2013 bonus recommendations put forth by the CEO.

External Consultants and Benchmarking.    The Compensation Committee has utilized the services of independent consulting firms on a limited basis.

In 2004, the Compensation Committee first engaged Watson Wyatt to conduct a study of the Corporation’s Executive Officer compensation programs and strategies (the “2004 Watson Study”). The 2004 Watson Study compared the Corporation’s executive compensation levels with that of (i) a peer group comprised of companies with a business services and financing focus that are similar in size to the Corporation (the “peer group”), (ii) compensation details from various market surveys across several industries (together with the peer group, the “comparison group”) and (iii) broader financial services industry practices. The 2004 Watson Study selected a compensation peer group of companies consisting of eight publicly-traded companies similar in industry and size with executive positions with responsibilities similar in breadth and scope to those of the Corporation. The peer group used in the initial benchmark analysis contained in the 2004 Watson Study consisted of: California First National Bank (CFNB); Credit Acceptance Corp. (CACC); Financial Federal Corp. (FIF); First Marblehead Corp. (FMD); Medallion Financial Corp. (TAXI); Portfolio Recovery Associates Inc. (PRAA); First Investors Financial Services Group Inc. (FIFS); and World Acceptance Corp. (WRLD).

The 2004 Watson Study concluded that the Corporation’s Executive Officers were paid conservatively relative to the comparison group. The study noted that the Executive Officers’ base salaries at the time of the report were generally below the 50th percentile of the comparison group, but the competitiveness of the Executive Officers’ total annual cash compensation improved with above market bonus opportunities. The 2004 Watson Study further noted that the value of the existing long-term incentives granted to the executives (primarily in the form of stock options) was below market levels.

In response to the findings of the 2004 Watson Study and in keeping with its philosophy of providing strong incentives for superior performance, the Compensation Committee modified the structure of the Corporation’s Executive Officer equity compensation program. Based on recommendations contained in the 2004 Watson Study, effective in 2005, the Compensation Committee modified the stock-based incentive award program for the Executive Officers to include the three separate components set forth below (i.e., stock option grants, restricted stock grants and the management stock ownership program (the “MSOP”)). The 2004 Watson Study suggested that this mix of stock-based awards would improve the competitiveness of the Corporation’s long-term incentive plan for its Executive Officers and would better serve to align the overall interests of the Executive Officers with the Corporation’s shareholders.

In October 2008, the Compensation Committee engaged Watson Wyatt to update the 2004 Watson Study regarding the Corporation’s Executive Officer compensation programs and strategies (the “2008 Watson Study”).

No changes were made to the peer group in the 2008 Watson Study. In response to the findings of the 2008 Watson Study, the Compensation Committee further modified the structure of the Corporation’s Executive Officer compensation programs. Based on recommendations contained in the 2008 Watson Study, effective in 2009, the three components of the stock-based incentive award program for the Executive Officers consisted of performance accelerated restricted stock awards, time vesting restricted stock and the MSOP. Based on the 2008 Watson Study, stock options were eliminated from future grants and replaced with restricted stock.

Watson Wyatt had not prepared an additional study since 2008. Therefore, in late 2012, the Compensation Committee engaged Pearl Meyer & Partners to conduct a comprehensive evaluation of the Corporation’s Executive Officer compensation programs for 2013 (the “Pearl Meyer Study”). While the Pearl Meyer Study had no impact on the 2012 Executive Officer compensation programs, the Compensation Committee considered the Pearl Meyer Study when making 2013 compensation decisions. The Pearl Meyer Study included a peer group of companies similar in industry and size with executive positions and responsibilities similar to those of the Corporation. Based on the recommendations contained in the Pearl Meyer Study and in keeping with its philosophy of providing strong incentives for superior performance, effective in 2013, the Compensation Committee modified the Corporation’s stock-based incentive award program for Executive Officers by doing away with the MSOP component and modifying the proportion of restricted stock grants related to performance accelerated restricted stock and time vesting restricted stock. The peer group used in connection with the Pearl Meyer Study consisted of: Newstar Financial Inc. (NEWS); Cai International Inc. (CAP); Willis Lease Finance Corp. (WLFC); Encore Capital Group Inc. (ECPG); World Acceptance Corp. (WRLD); Primus Guaranty Ltd. (PRSG); Medallion Financial Corp. (TAXI); First Marblehead Corp. (FMD); Asset Acceptance Capital Corp. (AACC); Regional Management Corp. (RM); Electro Rent Corp. (ELRC); Asta Funding Inc. (ASFI); Resource America Inc. (REXI); and Microfinancial Inc. (MFI).

Compensation Components

Watson Wyatt and Pearl Meyer & Partners reviewed the Corporation’s existing executive compensation structure and assisted in the development of executive compensation programs that (a) are competitive among companies in similar growth and development stages to attract and retain talented management, (b) provide incentives that focus on the critical needs of the business on an annual and continuing basis and (c) reward management commensurate with the creation of shareholder and market value.

As noted above, the 2004 Watson Study included an initial benchmark analysis of the Corporation’s executive compensation program, comparing it to (i) the peer group, (ii) the comparison group and (iii) broader financial services industry practices. The Compensation Committee used this benchmark data to set the Executive Officers’ compensation levels in 2004. On an ongoing basis, the Compensation Committee reviews a variety of factors in assessing and setting overall executive compensation levels, including references to market surveys, broader financial services industry practices, tally sheets, executive performance, the 2008 Watson Study and the Pearl Meyer Study.

The components of compensation paid to the Executive Officers in 2013 were as follows:

•	Base Salary. The Compensation Committee establishes base salaries that it believes to be sufficient to attract and retain quality Executive Officers who can contribute to the long-term success of the Corporation. The Compensation Committee determines each Executive Officer’s base salary through a thorough evaluation of a variety of factors, including the executive’s responsibilities, tenure, job performance and prevailing levels of market compensation. The Compensation Committee reviews these salaries at least annually for consideration of increases based on merit and competitive market factors.

•

Bonus.    The annual incentive bonus awards are designed to reward the Executive Officers for the achievement of certain quantitative and qualitative corporate and individual performance goals. The Compensation Committee sets threshold, target and maximum bonus levels for each goal. As part of the 2004 Watson Study and the Pearl Meyer Study, the Corporation sought to set the Executive Officers’ total target compensation at levels that were near the median of the data from the peer groups and the broader industry practices. This resulted in the setting of threshold, target and maximum bonus levels (as a percentage of base salaries) as follows: Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; Edward J. Siciliano: 35% threshold, 70% target and 105% maximum; Lynne C. Wilson: 25% threshold, 50% target and 75% maximum; and Edward R. Dietz: 15% threshold, 33% target and 50% maximum.

Prior to the beginning of each year, the Corporation sets target levels for the items of quantitative and qualitative corporate and individual performance that are to be evaluated that year for assessing the bonus opportunity for the Executive Officers. Items of quantitative and qualitative corporate and individual performance that may be evaluated include (i) the Corporation’s pre-tax income for the measurement year, (ii) the leadership demonstrated by each Executive Officer, (iii) the development of the Corporation’s future leadership staff and (iv) the effectiveness of the Executive Officers as a team. The target level related to the Corporation’s pre-tax income (which is the key component in the compensation analysis) is standard for each Executive Officer. Other target levels are specific to each individual Executive Officer (such as demonstration of leadership and overall effectiveness). To achieve his or her target bonus level, the Executive Officer must achieve each performance measurement. If the planned performance measurements for that year are not achieved, an Executive Officer can still achieve the threshold bonus level if his or her performance exceeds certain minimum requirements. Maximum bonus level can be achieved if planned levels for the performance measurements are exceeded.

•	Equity-Based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the alignment of interests among the Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves stock-based awards for the Executive Officers based primarily on the Corporation’s results for the year and the Executive Officer’s individual contribution to those results. Based on the principles set forth in the 2008 Watson Study and the Pearl Meyer Study, the Corporation set the Executive Officers’ annual equity-based compensation target levels (as a percentage of base salaries) as follows: Daniel P. Dyer: 120% target; George D. Pelose: 90% target; Edward J. Siciliano: 70% target; Lynne C. Wilson: 45% target; and Edward R. Dietz: 25% target. The stock-based incentive awards adopted pursuant to the 2008 Wyatt Study and modified pursuant to the Pearl Meyer Study include two separate formulaic components: (1) performance accelerated restricted stock grants (60% of the annual target grant amount) and (2) time vesting restricted stock grants (40% of the annual target grant amount).

•	Other Benefits. The Executive Officers participate in employee benefit plans generally available to all of the Corporation’s employees, including medical and health plans, the 401(k) program and the 2012 Employee Stock Purchase Plan. In addition, Messrs. Dyer and Pelose received reimbursement of life and disability insurance premiums pursuant to their employment agreements, and each of the Executive Officers receive reimbursement for physical examinations.

Components of Equity-Based Incentive Awards

As mentioned above, the formulaic equity-based incentive awards adopted pursuant to the 2008 Wyatt Study and modified pursuant to the Pearl Meyer Study include two separate components: (1) performance accelerated restricted stock grants and (2) time vesting restricted stock grants.

•

Performance Accelerated Restricted Stock Grants.    Performance accelerated restricted stock grants represent 60% of the value of the annual equity grants made to the Executive Officers and the other equity-based incentive program participants. These grants are made biennially (i.e., double grants made every other year) as recommended in the 2008 Watson Study as a way to make meaningful grants that will help immediately align the interests of the grant recipients with the shareholders. The restrictions on the performance accelerated restricted stock grants lapse after seven years, but are subject to accelerated performance vesting. Vesting shall accelerate and the restrictions shall lapse on all or a portion of the restricted shares if the grant recipient achieves all or a portion of his/her annual vesting goals during the first three years after the grant date (up to one-third of the total grant amount can vest on an accelerated basis each of the first three years after the grant date), as approved by the Compensation Committee. Overachievement against the goals may result in the Compensation Committee granting additional restricted shares.

•	Time Vesting Restricted Stock Grants. Time vesting restricted stock grants represent 40% of the value of the annual equity grants made to the Executive Officers and the other equity-based incentive program participants. The restrictions on these shares shall lapse pro-rata over four years after the grant date (25% per year).

Ownership Guidelines

In an effort to ensure that the Executive Officers of the Corporation maintain sufficient equity ownership so that their thinking and actions are aligned with the interests of our shareholders, the Corporation first adopted management ownership guidelines in 2006. The ownership guidelines were revised in 2009 and currently consist of minimum share ownership levels for the Executive Officers participating in the equity-based incentive award program. The share ownership guidelines are summarized below:

Name/Position	Minimum ownership guideline
Daniel P. Dyer	50,000 shares
George D. Pelose	35,000 shares
Edward J. Siciliano	20,000 shares
Lynne C. Wilson	20,000 shares
Edward R. Dietz	20,000 shares

Restricted shares do not count toward the ownership guideline. Compliance will be reviewed at least annually. There is a phase-in period of five years to achieve these levels, with the first year commencing on the first January 1 after the person becomes an executive officer. The executive officer is expected to attain the expected ownership level ratably over five years.

If an equity incentive program participant sells shares of the Corporation while such participant is not in compliance with the ownership guidelines, the Compensation Committee will take this into account prior to making additional equity awards to such participant.

As of March 1, 2014, Mr. Dyer, Mr. Pelose, Mr. Siciliano and Ms. Wilson were in compliance with their respective ownership guidelines. Mr. Dietz became an executive officer in 2013 and is currently in the five year phase-in period.

Employment Agreements

In October 2003, the Corporation entered into employment agreements with Messrs. Dyer and Pelose, which became effective in November 2003 upon consummation of the Corporation’s initial public offering and the terms of which are substantially similar to each other, and amended such employment agreements in December 2008. The employment agreements establish minimum salary and target bonus levels for the executives. The agreements require the executives to devote substantially all of their business time to their employment duties. Each agreement had an initial two-year term that automatically extends on each anniversary of the effective date of the agreement for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that he does not wish to renew the agreement. Mr. Dyer’s employment agreement currently runs through November 2014. Mr. Pelose’s employment agreement also ran through November 2014; however, on

November 6, 2013, the Corporation announced that Mr. Pelose was retiring from his position of Executive Vice President and Chief Operating Officer of the Corporation but would remain with the Corporation through at least January 15, 2014 in order to ensure a smooth transition.

The Corporation may terminate the employment agreements for or without cause, and the executive may terminate his employment agreement with or without good reason. The employment agreements terminate automatically upon a change in control. The employment agreements provide for severance in the case of termination without cause, resignation for good reason, termination upon non-renewal of the agreement and termination on account of change in control. The employment agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and the agreements shall be interpreted to avoid any penalty sanctions thereunder. Upon termination of the employment agreement, the executive will be subject to certain protective non-competition and non-solicitation covenants. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

In connection with Mr. Pelose’s retirement, the Corporation and Mr. Pelose entered into an amendment, dated November 6, 2013 (the “2013 Amendment”) to Mr. Pelose’s employment agreement with the Corporation, dated as of October 14, 2003 and amended on May 9, 2006 and December 31, 2008 (as amended, the “Employment Agreement”). Under the 2013 Amendment, Mr. Pelose’s employment with the Corporation would terminate between January 15, 2014 and March 31, 2014, with the exact date of termination to be mutually agreed upon by Mr. Pelose and the Corporation (the “Separation Date”). Further, effective upon the Separation Date, all outstanding equity awards held by Mr. Pelose would fully vest and Mr. Pelose would have two years from the Separation Date to exercise his outstanding stock options. In addition, the 2013 Amendment clarified that Mr. Pelose’s retirement on the Separation Date would be treated as a termination “without cause” or resignation “for good reason” for purposes of determining the severance benefits payable to Mr. Pelose. All other material terms, including the amount of severance benefits payable under the Employment Agreement, remain unchanged. In compliance with the terms of the 2013 Amendment, Mr. Pelose’s Separation Date was March 5, 2014.

Compensation for Executive Officers in 2013

Base Salary.    The Executive Officers’ base salaries as of December 31, 2013 were as follows: Mr. Dyer, $425,000, Mr. Pelose, $350,000, Mr. Siciliano, $313,500, Ms. Wilson, $275,049 and Mr. Dietz $275,000.

Annual Bonuses.    In 2013, the Executive Officers were eligible for annual bonuses at the following threshold, target and maximum bonus levels (as a percentage of base salaries): Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; Edward J. Siciliano: 35% threshold, 70% target and 105% maximum; Lynne C. Wilson: 25% threshold, 50% target and 75% maximum; and Edward R. Dietz: 15% threshold, 33% target and 50% maximum. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, which typically consist of a corporate goal and specific individual goals. An aggregate bonus pool of approximately $1,675,000 was targeted in 2013 for the 15 officers and managers.

In connection with the 2013 percentage payouts against the bonus targets, each Executive Officer was eligible to receive 100% or greater of his or her target bonus level if (a) the Corporation met or exceeded its pre-tax income goal for 2013 and (b) such Executive Officer met or exceeded his or her individual performance goals. Mr. Dyer reported to the Compensation Committee on the achievement of individual goals by Mr. Pelose, Mr. Siciliano, Ms. Wilson and Mr. Dietz related to their demonstration of leadership in their respective areas of responsibility, the development of future leadership staff in their respective areas of responsibility and their overall effectiveness. The Compensation Committee evaluated Mr. Dyer’s achievement of his individual goals related to his demonstration of leadership with respect to the Corporation as a whole, the development of the other Executive Officers and other future leaders of the Corporation and his overall effectiveness as chief executive officer of the Corporation. Based on such information and based on the Corporation earning a pre-tax income that exceeded the 2013 goal by 1.7%, the Compensation Committee set the Executive Officer’s percentage payouts against bonus targets in 2013 as follows: Mr. Dyer — 100%; Mr. Pelose — 81.25%; Mr. Siciliano — 104.83%; Ms. Wilson — 97.08%; and Mr. Dietz — 137.75%.

The calculation of the bonus payable to each Executive Officer in 2013 is as follows: Mr. Dyer — $425,000 base salary (i) multiplied by his 2013 target bonus percentage of 85% and (ii) further multiplied by his performance payout percentage of 100% equals $361,250; Mr. Pelose — $350,000 base salary (i) multiplied by his 2013 target bonus percentage of 75% and (ii) further multiplied by his performance payout percentage of 81.25% equals $213,281; Mr. Siciliano — $313,500 base salary (i) multiplied by his 2013 target bonus percentage of 70% and (ii) further multiplied by his performance payout percentage of 104.83% equals $230,055; Ms. Wilson — $275,049 base salary (i) multiplied by her 2013 target bonus percentage of 50% and (ii) further multiplied by her performance payout percentage of 97.08% equals $133,519; and Mr. Dietz — $275,000 base salary (i) multiplied by his 2013 target bonus percentage of 33% and (ii) further multiplied by his performance payout percentage of 137.75% equals $125,000. The table below shows the aggregate 2013 bonus opportunity at the threshold, target and maximum levels and the actual 2013 bonus achieved:

	2013 Annual Bonus Opportunity			Actual Bonus Achieved for 2013
	Threshold	Target	Maximum
Daniel P. Dyer	$180,625	$361,250	$632,187	$361,250
George D. Pelose	$131,250	$262,500	$380,625	$213,281
Edward J. Siciliano	$109,725	$219,450	$329,175	$230,055
Lynne C. Wilson	$68,762	$137,524	$206,287	$133,519
Edward R. Dietz	$41,250	$90,750	$137,500	$125,000

Annual Equity-Based Incentives.    In connection with the Corporation’s annual equity-based incentive program adopted based on the recommendations in the 2008 Wyatt Study (as modified pursuant to the Pearl Meyer Study), on February 27, 2013, the Compensation Committee reviewed and approved stock-based awards for the Executive Officers based on the Corporation’s results for the year and the executive’s individual contribution to those results. Grants made under the annual equity-based incentive plan to the Executive Officers in 2013 consisted of the following:

•	Time Vesting Restricted Stock Awards: The annual time vesting restricted stock grant to the Executive Officers was made by the Compensation Committee on February 27, 2013. The restrictions on the time vesting restricted stock grants will lapse over the four year period following the grant date on a pro-rate basis (25% per year). In 2013, the Corporation made the following time vesting restricted stock awards to the Executive Officers: Mr. Dyer — 10,897; Mr. Pelose — 6,731; Mr. Siciliano — 4,689; Ms. Wilson — 2,645; and Mr. Dietz — 1,400.

•	Performance Accelerated Restricted Stock: In 2013, the Corporation granted the following matching shares of performance accelerated restricted stock to the Executive Officers: Mr. Dyer — 16,346; Mr. Pelose — 10,096; Mr. Siciliano — 7,034; Ms. Wilson — 3,967; and Mr. Dietz — 4,216. The restrictions on these restricted shares will lapse seven years from the date of the grant provided that the Executive Officer is still employed by the Corporation; however, vesting shall accelerate and the restrictions shall lapse on all or a portion of the restricted shares if the Executive Officer achieves all or a portion of his/her annual vesting goals for the first three years following the grant (up to one-third total grant amount can vest on an accelerated basis each of the first three years after the grant date).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the this Annual Report on Form 10-K for the year ended December 31, 2013.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

Lawrence J. DeAngelo (Chairman)

J. Christopher Teets

James W. Wert

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee of the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2013.

Compensation and Plan Information

Summary Compensation Table

The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2013, 2012 and 2011 by the Corporation’s Chief Executive Officer, Chief Financial Officer and the other individual who was an executive officer during fiscal year 2013. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Daniel Dyer	2013	$419,077	—	$420,040	$3,688	$361,250	$19,927	$1,223,982
Chief Executive Officer	2012	$390,000	—	$635,969	$6,650	$348,075	$18,616	$1,399,310
	2011	$386,700	—	$582,410	$21,650	$200,000	$17,213	$1,207,973

George D. Pelose	2013	$345,769	—	$673,648	$169,819	$213,281	$13,137	$1,415,654
Executive Vice President and Chief Operating Officer	2012	$325,000	—	$509,784	$5,060	$255,938	$12,887	$1,108,669
	2011	$325,000	—	$405,309	$16,584	$165,000	$14,390	$926,283

Edward J. Siciliano	2013	$313,500	—	$159,870	$0	$230,055	$8,750	$712,175
Executive Vice President and Chief Sales Officer	2012	$289,823	—	$260,779	$1,026	$209,475	$8,197	$769,300

Lynne C. Wilson	2013	$279,609	—	$120,721	$1,412	$133,519	$6,086	$541,347
Senior Vice President and Chief Financial Officer	2012	$267,038	—	$171,365	$2,605	$126,175	$4,606	$571,789
	2011	$263,748	—	$138,511	$8,622	$40,050	$3,299	$454,230

Edward R. Dietz	2013	$231,172	—	$47,649	$—	$125,000	$3,004	$406,825
Senior Vice President and General Counsel	2012	$214,749	—	$46,410	$—	$85,250	$3,118	$349,527

(1)	Figures represent the cash portion of the bonuses earned for that year (but paid in first quarter of the following year).

(2)	Includes contributions made by the Corporation to the 401(k) plan on behalf of the Executive Officers, and, for Messrs. Dyer and Pelose, reimbursement of life and disability insurance premiums pursuant to their employment agreements. Reimbursement of life and disability insurance premiums in 2013 was $8,951 for Mr. Dyer and $4,387 for Mr. Pelose. Contributions made by the Corporation to the 401(k) plan in 2013 were $10,976 for Mr. Dyer, $8,750 for Mr. Pelose, $8,750 for Mr. Siciliano; $6,086 for Ms. Wilson; and $3,004 for Mr. Dietz.

Current Compensation — Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards table provides additional information about restricted stock and option awards and equity incentive plan awards granted to our Executive Officers during the year ended December 31, 2013. The Corporation does not have any non-equity incentive award plans and has therefore omitted the corresponding columns. The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2013 — Equity-Based Incentives.”

		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Daniel P. Dyer	02/27/2013	—	—	—	16,346	—	—	$305,997
	02/27/2013	—	—	—	10,897	—	—	$203,992
George D. Pelose	02/27/2013	—	—	—	10,096	—	—	$188,997
	02/27/2013	—	—	—	6,731	—	—	$126,004
Edward J. Siciliano	02/27/2013	—	—	—	7,034	—	—	$131,676
	02/27/2013	—	—	—	4,689	—	—	$87,778
Lynne C. Wilson	02/27/2013	—	—	—	3,967	—	—	$74,262
	02/27/2013	—	—	—	2,645	—	—	$49,514
Edward R. Dietz	02/27/2013	—	—	—	2,100	—	—	$39,312
	02/27/2013	—	—	—	1,400	—	—	$26,208
	07/25/2013	—	—	—	2,116	—	—	$52,138

Outstanding Equity Awards at Fiscal Year-End 2013

The following table summarizes the equity awards we have made to our Executive Officers which are outstanding as of December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Daniel P. Dyer	—	—		31,034	[1]	$9.52	03/01/2015	—		—	—	—
	9,978	9,978	[2]	—		$12.41	05/25/2017	—		—	—	—
	—	—		8,612	[3]	$12.41	05/25/2017	—		—	—	—
	—	—		—		—	—	2,760	[4]	$69,552	—	—
	—	—		—		—	—	8,320	[5]	$209,664	—	—
	—	—		—		—	—	1,920	[6]	$48,384	—	—
	—	—		—		—	—	4,320	[7]	$108,864	—	—
	—	—		—		—	—	2,621	[8]	$66,049	—	—
	—	—		—		—	—	4,157	[9]	$104,757	—	—
	—	—		—		—	—	16,626	[10]	$418,975	—	—
	—	—		—		—	—	8,313	[11]	$209,488	—	—
	—	—		—		—	—	5,319	[12]	$134,039	—	—
	—	—		—		—	—	7,091	[13]	$178,693	—	—
	—	—		—		—	—	16,346	[14]	$411,919	—	—
	—	—		—		—	—	10,897	[15]	$274,604	—	—

George D. Pelose	—	—		23,842	[16]	$9.52	03/01/2015	—		—	—	—
	—	7,337	[2]	—		$12.41	05/25/2017	—		—	—	—
	—	—		6,616	[17]	$12.41	05/25/2017	—		—	—	—
	—	—		—		—	—	712	[4]	$17,942	—	—
	—	—		—		—	—	6,391	[5]	$161,053	—	—
	—	—		—		—	—	1,638	[8]	$41,278	—	—
	—	—		—		—	—	2,598	[9]	$65,470	—	—
	—	—		—		—	—	10,390	[10]	$261,828	—	—
	—	—		—		—	—	5,195	[11]	$130,914	—	—
	—	—		—		—	—	3,324	[12]	$83,764	—	—
	—	—		—		—	—	4,432	[13]	$111,686	—	—
	—	—		—		—	—	10,096	[14]	$254,419	—	—
	—	—		—		—	—	6,731	[15]	$169,621	—	—

Edward J. Siciliano	—	—		10,776	[23]	$9.52	03/01/2015	—		—	—	—
	—	—		—		—	—	1,066	[18]	$26,863	—	—
	—	—		—		—	—	5,252	[19]	$132,350	—	—
	—	—		—		—	—	924	[8]	$23,285	—	—
	—	—		—		—	—	1,466	[9]	$36,943	—	—
	—	—		—		—	—	5,862	[10]	$147,722	—	—
	—	—		—		—	—	2,931	[20]	$73,861	—	—
	—	—		—		—	—	2,268	[12]	$57,154	—	—
	—	—		—		—	—	3,023	[25]	$76,180	—	—
	—	—		—		—	—	7,034	[14]	$177,257	—	—
	—	—		—		—	—	4,689	[15]	$118,163	—	—

Lynne C. Wilson		988	[2]	—		$12.41	05/25/2017	—		—	—	—
	—	—		12,265	[21]	$9.52	03/01/2015	—		—	—	—
	—	—		3,196	[22]	$12.41	05/25/2017	—		—	—	—
	—	—		—		—	—	3,087	[5]	$77,792	—	—
	—	—		—		—	—	7,083	[6]	$178,492		—
								638	[8]	$16,078	—	—
	—	—		—		—	—	1,011	[9]	$25,477	—	—
	—	—		—		—	—	4,448	[10]	$112,090	—	—
	—	—		—		—	—	2,022	[11]	$50,954	—
	—	—		—		—	—	1,366	[12]	$34,423	—	—
	—	—		—		—	—	1,821	[13]	$45,889	—	—
	—	—		—		—	—	3,967	[14]	$99,968	—	—
	—	—		—		—	—	2,645	[15]	$66,654	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Edward R. Dietz	—	—	—	—	—	1,719	[24]	$43,319	—	—
	—	—	—	—	—	597	[12]	$15,044	—	—
						795	[25]	$20,034
	—	—	—	—	—	430	[26]	$10,836	—	—
	—	—	—	—	—	2,100	[14]	$52,920	—	—
	—	—	—	—	—	1,400	[15]	$35,280	—	—
	—	—	—	—	—	2,116	[27]	$53,323	—	—

1.	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 10,345; at 15.0%-16.49%, 20,689; at 16.5% or greater, 31,034.

2.	Stock options granted as part of the option exchange program; options vest at the rate of 25% per year, with vesting dates for the remaining 25% at 5/24/2014.

3.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 2,871; at 15.0%-16.49%, 5,741; at 16.5% or greater, 8,612.

4.	The shares were granted on March 9, 2004, and vest ten years from the grant date.

5.	Represents grant of restricted shares made on March 16, 2007 (the grant date stock price was $20.77). The restrictions on these shares shall lapse on March 16, 2014.

6.	Represents biennial grant of performance accelerated restricted shares made on February 18, 2009 (the grant date stock price was $6.91). The restrictions on these shares shall lapse on February 18, 2016. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

7.	Represents remainder of biennial grant of performance accelerated restricted shares made on October 28, 2009 (the grant date stock price was $7.17). The restrictions on these shares shall lapse on October 28, 2016. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grantee date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his performance goals.

8.	Time vesting restricted stock grants (the grant date stock price was $9.52) that vest at the rate of 25% per year, with vesting dates for the remaining 25% at 3/12/2014.

9.	Time vesting restricted stock grants (the grant date stock price was $10.97) that vest at the rate of 25% per year, with vesting dates for the remaining 50% at 3/1/2014 and 3/1/2015.

10.	Represents biennial grant of performance accelerated restricted shares made on March 1, 2011 (the grant date stock price was $10.97). The restrictions on these shares shall lapse on March 1, 2018. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

11.	Represents matching grant of restricted stock under MSOP made on March 1, 2011 (the grant date stock price was $10.97). The restrictions on these matching restricted shares shall lapse on March 1, 2021. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on March 1, 2014) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

12.	Time vesting restricted stock grants (the grant date stock price was $13.94) that vest at the rate of 25% per year, with vesting dates for the remaining 75% at 1/26/2014, 1/26/2015 and 1/26/2016.

13.	Represents matching grant of restricted stock under MSOP made on January 26, 2012 (the grant date stock price was $13.94). The restrictions on these matching restricted shares shall lapse on January 26, 2022. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on January 26, 2015) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

14.	Represents biennial grant of performance accelerated restricted shares made on February 27, 2013 (the grant date stock price was $18.72). The restrictions on these shares shall lapse on February 27, 2020. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

15.	Time vesting restricted stock grants (the grant date stock price was $18.72) that vest at the rate of 25% per year, with vesting dates of February 27, 2014, February 27, 2015, February 27, 2016, and February 27, 2017.

16.	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 7,947; at 15.0%-16.49%, 15,895; at 16.5% or greater, 23,842.

17.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41(the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 2,206; at 15.0%-16.49%, 4,410; at 16.5% or greater, 6,616.

18.	Represents grant of restricted shares made on October 8, 2007 (the grant date stock price was $14.37). The restrictions on these shares shall lapse on October 8, 2014.

19.	Represents grant of restricted shares made on February 29, 2008 (the grant date stock price was $9.52). The restrictions on these shares shall lapse on March 1, 2015.

20.	Represents matching grant of restricted stock under MSOP made on March 18, 2011 (the grant date stock price was $11.31). The restrictions on these matching restricted shares shall lapse on March 18, 2021. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on March 18, 2014) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

21.	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 4,088; at 15.0%-16.49%, 8,177; at 16.5% or greater, 12,265.

22.	The Performance Based non-qualified stock options were granted on May 24, 2010 (as part of the option exchange program) at a strike price equal to $12.41(the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years of 2007, 2008, 2009 and 2010, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,065; at 15.0%-16.49%, 2,131; at 16.5% or greater, 3,196.

23.	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 3,592; at 15.0%-16.49%,7,184; at 16.5% or greater, 10,776.

24.	Represents biennial grant of performance accelerated restricted shares made on May 25, 2011 (the grant date stock price was $11.93). The restrictions on these shares shall lapse on May 25, 2018. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

25.	Represents matching grant of restricted stock under MSOP made on January 30, 2012 (the grant date stock price was $14.21). The restrictions on these matching restricted shares shall lapse on January 30, 2022. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on January 30, 2015) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

26.	Time vesting restricted stock grants (the grant date stock price was $11.93) that vest at the rate of 25% per year, with vesting dates for the remaining 50% at 5/25/2014 and 5/25/2015.

27.	Represents biennial grant of performance accelerated restricted shares made on July 25, 2013 (the grant date stock price was $24.64). The restrictions on these shares shall lapse on July 24, 2020. Vesting may accelerate (and all restrictions shall lapse) up to one-third of the grant amount for each of the three years immediately following the grant date if the grantee achieves certain performance goals established annually for each of the first three years. Additional grants may be made if the grantee exceeds his/her performance goals.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel P. Dyer	—	—	38,777	$821,494
George D. Pelose	37,521	$535,947	24,237	$513,463
Edward J. Siciliano	9,187	$121,846	13,357	$292,532
Lynne C. Wilson	988	$11,312	11,387	$244,756
Edward R. Dietz	—	—	5,481	$119,669

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2013, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Other Rights	Weighted Average Exercise Price of Outstanding Options and Other Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2003 Equity Compensation Plan, as amended	218,917	$10.40	0	*
2012 Employee Stock Purchase Plan	None	n/a	116,485
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	218,917	$10.40	116,485

*	The 2003 Equity Plan terminated by its terms on October 11, 2013 and no further grants can be made under the 2003 Equity Plan as a result of its termination.

Potential Payments Upon Termination of Employment or Change in Control

The following tables show potential payments to Messrs. Dyer and Pelose upon termination of employment, including without limitation a change in control, assuming a December 31, 2013 termination date. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $25.20 closing price per share of our common stock on December 31, 2013, and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $25.20 per share closing price of our common stock on December 31, 2013.

A description of the applicable provisions of the employment agreements for Messrs. Dyer and Pelose follows the tables.

Daniel P. Dyer

Benefit Type	Change in Control, Non-Renewal by Corporation, Termination without Cause or for Good Reason	For Cause or Voluntary Termination	Death or Disability
Lump Sum Payments	$1,523,096	—	—
Stock Options	$724,379	—	$724,379
Restricted Stock	$2,234,988	—	$2,234,988
Excise Tax Gross-Ups	—	—	—

George D. Pelose

Benefit Type	Change in Control, Non-Renewal by Corporation, Termination without Cause or for Good Reason	For Cause or Voluntary Termination	Death or Disability
Lump Sum Payment	$1,490,043	—	—
Stock Options	$552,301	—	$552,301
Restricted Stock	$1,297,978	—	$1,297,978
Excise Tax Gross-Ups	—	—	—

The Corporation has employment agreements with Messrs. Dyer and Pelose (each, an “executive”), which run through November 2014. However, on November 6, 2013, the Corporation announced that Mr. Pelose was retiring from his position of Executive Vice President and Chief Operating Officer of the Corporation but would remain with the Corporation through at least January 15, 2014 in order to ensure a smooth transition. In connection with Mr. Pelose’s retirement, the Corporation and Mr. Pelose entered into an amendment, dated November 6, 2013 (the “2013 Amendment”) to Mr. Pelose’s employment agreement with the Corporation, dated as of October 14, 2003 and amended on May 9, 2006 and December 31, 2008 (as amended, the “Employment Agreement”). Under the 2013 Amendment, Mr. Pelose’s employment with the Corporation would terminate between January 15, 2014 and March 31, 2014, with the exact date of termination to be mutually agreed upon by Mr. Pelose and the Corporation (the “Separation Date”). Further, effective upon the Separation Date, all outstanding equity awards held by Mr. Pelose would fully vest and Mr. Pelose would have two years from the Separation Date to exercise his outstanding stock options. In addition, the 2013 Amendment clarified that Mr. Pelose’s retirement on the Separation Date would be treated as a termination “without cause” or resignation “for good reason” for purposes of determining the severance benefits payable to Mr. Pelose. All other material terms, including the amount of severance benefits payable under the Employment Agreement, remain unchanged. Mr. Pelose’s Separation Date was March 5, 2014.

The Corporation may terminate the employment agreements for or without cause. A termination for cause requires a vote of two-thirds of our directors and prior written notice to the executive providing an opportunity to remedy the cause. Cause generally means: (1) willful fraud or material dishonesty by the executive in connection with the performance of his employment duties; (2) grossly negligent or intentional failure by the executive to substantially perform his employment duties; (3) material breach by the executive of certain protective covenants (as described below); or (4) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by the executive.

The executive’s employment automatically terminates as of the last day of the agreement term upon the Corporation’s non-renewal of the employment agreement, provided that the executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the employment agreement and to continue providing services under the employment agreement.

The executive may terminate his employment agreement with or without good reason. A termination by the executive for good reason requires prior written notice within ninety (90) days after the initial occurrence of the event and after providing the Corporation with the opportunity to remedy the good reason during a thirty (30) day cure period. Good reason means the occurrence of any one or more of the following, without the consent of the executive: (a) a material diminution in the executive’s authority, duties or responsibilities; (b) the Corporation requires that the executive report to an officer or employee of the Corporation instead of reporting directly to the Corporation’s Chief Executive Officer, in the case of Mr. Pelose, and Board of Directors, in the case of Mr. Dyer; (c) a material diminution in the executive’s base compensation, which, for purposes of the employment agreement, means the executive’s base salary and target incentive bonus percentage in effect immediately prior to the action taken to diminish the executive’s base salary or target incentive bonus percentage; (d) a material change in the geographic location at which the executive must perform services, which shall include a change to a location that is more than twenty-five (25) miles from the location at which the executive performed services under the employment agreement as of December 31, 2008; or (e) any other action or inaction that constitutes a material breach by the Corporation under the employment agreement.

If a change in control (as defined in the employment agreements) occurs during the term of the employment agreements, then the executive’s employment with the Corporation shall automatically terminate without cause as of the date of the change of control.

Pursuant to the terms of their employment agreements, if the employment of Mr. Dyer or Mr. Pelose ends for any reason, the Corporation will pay accrued salary, bonuses and incentive payments already determined and other unpaid benefits or vested rights under any equity plans. In addition, in the event of a termination of employment due to either termination by the Corporation without cause, the resignation by the executive for good reason, non-renewal by the Corporation or a change in control, the executive will receive a lump sum payment equal to: (i) two times current base salary; (ii) two times the average incentive bonus earned for the preceding two fiscal years; (iii) twenty four (24) times the current monthly COBRA premium rate for medical and dental benefits for the executive and his family, plus an additional amount to cover taxes on such amount; (iv) two times the annual premium of additional life and long-term disability insurance coverage for the executive, based on the current annual premiums, plus an additional amount to cover taxes; and (v) any incentive bonus earned but not yet paid. The lump sum cash amount is payable within thirty (30) days following the termination date (provided the executive executes and does not revoke a standard release of employment claims). In the event that the executive’s employment is terminated on account of the executive’s death or disability, termination by the Corporation without cause, the resignation by the executive for good reason, non-renewal by the Corporation or a change in control, then all of the options, restricted stock and other stock incentives granted to the executive will become fully vested, and the executive will have up to two years in which to exercise all vested options. If any payments due to the executive under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Corporation will be required to gross up the executive’s payments for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment. The Corporation is not party to any other employment agreements that contain gross up obligations. The Compensation Committee does not intend to offer gross up provisions in employment agreements going forward nor does it intend to offer “single trigger” change in control provisions in employment agreements going forward.

Notwithstanding the provisions described above, the employment agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and the agreements shall be interpreted to avoid any penalty sanctions thereunder, and therefore may require a payment delay of severance benefits or reimbursements to be paid to the executive.

Upon termination of the employment agreement, the executive will be subject to certain protective covenants. If the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the executive will be prohibited from competing with the Corporation and from soliciting its customers for an 18-month period. Such period shall be 12 months for all other terminations. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Mr. Siciliano, Ms. Wilson and Mr. Dietz do not have employment agreements, but pursuant to the terms of the 2003 Equity Plan, upon a change of control (as defined in the 2003 Equity Plan), all outstanding options shall immediately vest and become exercisable, and the restrictions and conditions on all outstanding restricted stock awards shall immediately lapse. Based on this, in the event of a change of control (as defined in the 2003 Equity Plan), assuming a December 31, 2013 change of control date, the benefit to Mr. Siciliano would be $869,777 in restricted stock and $168,968 in options, the benefit to Ms. Wilson would be $707,816 in restricted stock and $245,829 in options and the benefit to Mr. Dietz would be $230,757 in restricted stock and $0 in options. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $25.20 closing price per share of our common stock on December 31, 2013 and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $25.20 per share closing price of our common stock on December 31, 2013.

Directors’ Compensation

On March 6, 2013, the Compensation Committee approved an increase in the annual retainer (payable in quarterly installments) payable to non-employee independent members of the Board of Directors from $30,000 to $36,000 for their service on the Board of Directors. Non-employee independent members of the Board of Directors are granted an Option to purchase 5,000 shares of the Corporation’s common stock upon their initial appointment or election to the Board. These options vest in four equal annual installments. In addition, non-employee independent members of the Board of Directors receive annual grants under the Corporation’s 2003 Equity Compensation Plan, as amended, of restricted stock yielding a present value of $36,000 at the Stock Award grant date. The annual restricted Stock Awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service.

The Compensation Committee also approved the following changes on March 6, 2013: (i) an increase in the compensation the chairman of the Audit Committee receives from $10,000 per year to $15,000 per year, (ii) an increase in the compensation the chairman of the Compensation Committee receives from $4,000 per year to $8,000 per year and (iii) an increase in the compensation the chairman of the Nominating Committee receives from $2,000 per year to $4,000 per year. These fees are paid in quarterly installments.

In addition, on March 6, 2013, the Compensation Committee approved the following: (i) Audit Committee members’ fees be increased from $0 per year to $7,000 per year, (ii) Compensation Committee members’ fees be increased from $0 per year to $4,500 per year, and (iii) Nominating and Governance Committee members’ fees be increased from $0 per year to $2,000 per year.

The non-employee Chairman of the Board of the Corporation receives: (i) $100,000 total annual retainer (payable in quarterly installments) and (ii) an annual restricted stock grant yielding a present value of $41,000. The annual restricted stock grant will vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee Chairman’s termination of Board service.

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2013. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Kevin J. McGinty	$100,000	$34,622	—	$134,622
John J. Calamari	$46,500	$31,527	—	$78,027
Lawrence J. DeAngelo	$40,000	$31,527	—	$71,527
Edward Grzedzinski	$34,000	$150,229	—	$184,229
Matthew J. Sullivan	$35,000	$26,141	—	$61,141
J. Christopher Teets	$38,750	$18,430	$9,612	$66,792
James W. Wert	$38,750	$31,527	—	$70,277

Report of the Audit Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2013, with the Corporation’s management. The Audit Committee has discussed with the outside independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU §380).

The outside independent registered public accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

This report is submitted by the members of the Audit Committee of the Board of Directors:

John J. Calamari (Chairman)

J. Christopher Teets

James W. Wert

Independent Registered Public Accountants

The following sets forth the fees paid to Deloitte & Touche LLP, the Corporation’s independent registered public accountants for the last two fiscal years:

	2013	2012
Audit Fees	$926,100	$845,500
Audit-Related Fees	$0	$0
Tax Fees	$8,000	$8,000
All Other Fees	$0	$0

Total	$934,100	$853,500

Audit Fees.    Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax Fees.    Consists of assistance rendered in preparation of proxy disclosures.

The Audit Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Related Person Transactions

Under the Corporation’s Code of Ethics and Business Conduct, the Audit Committee must review and approve transactions with “related persons” (directors, director nominees and executive officers or their immediate family members, or shareholders owning 5% or greater of the Corporation’s outstanding common stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. Under this policy, full written disclosure must be submitted in writing to the Corporation’s General Counsel, who will submit it to the Audit Committee for review. The transaction must receive Audit Committee approval prior to the consummation of the transaction.

The Corporation obtains all of its commercial, healthcare and other insurance coverage through The Selzer Company, an insurance broker located in Warrington, Pennsylvania. Richard Dyer, the brother of Daniel P. Dyer, the Corporation’s Chief Executive Officer, is the President of The Selzer Company. The Corporation does not have any contractual arrangement with The Selzer Company or Richard Dyer, nor does it pay either of them any direct fees. Insurance premiums paid to The Selzer Company totaled $487,122 in 2013.

Joseph Dyer, the brother of Daniel P. Dyer, the Corporation’s Chief Executive Officer, is a vice president in our treasury group and was paid compensation in excess of $120,000 for such services in 2013.

On March 26, 2007, the Corporation announced that it had received correspondence from the Federal Deposit Insurance Company (“FDIC”) approving the application for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). The Order provided that the approval of the Corporation’s Bank application was conditioned on Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”), whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree’s and WCI’s ability to control the Bank. As a result, Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the Corporation entered into a Letter Agreement, dated as of June 18, 2007, by and among the Corporation, Peachtree and WCI (the “Letter Agreement”), which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. On March 11, 2008, the Corporation received approval from the FDIC for federal deposit insurance for the Bank, and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the terms, conditions and obligations of the Letter Agreement. Under the terms of the Letter Agreement, the Corporation agreed to create one vacancy on the Corporation’s Board of Directors by increasing the size of the Board. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board who will serve as a director until the expiration of the term at the Annual Meeting. In addition, the Corporation agreed to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.

Board Independence

It is the policy of the Board and Nasdaq’s rules require listed companies to have a board of directors with at least a majority of independent directors, as defined under Nasdaq’s Marketplace Rules. As described under Item 10 of this Annual Report on Form 10-K, “Governance of the Company,” the Board has affirmatively determined that each member of our Board, other than our Chief Executive Officer, Daniel P. Dyer, is an independent director, and all standing committees of the Board are composed entirely of independent directors, in each case under Nasdaq’s independence definition. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Corporation and has not engaged in various types of business dealings with the Corporation. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Corporation with regard to each director’s business and other activities as they may relate to Marlin and our management.

For further discussion of the Board committees on which our independent directors serve, please see Item 10 of this Annual Report on Form 10-K.

Section 16(a) Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2013 were filed on time.

Shareholder Proposals

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2015, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 30, 2014

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Service Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relations page of the Corporation’s website at www.marlinfinance.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ EDWARD R. DIETZ
Edward R. Dietz
Secretary

Mount Laurel, New Jersey

April 28, 2014

Appendix A

MARLIN BUSINESS SERVICES CORP.

2014 EQUITY COMPENSATION PLAN

MARLIN BUSINESS SERVICES CORP.

2014 EQUITY COMPENSATION PLAN

The purpose of the Marlin Business Services Corp. 2014 Equity Compensation Plan (the “Plan”) is to provide (i) designated employees of Marlin Business Services Corp. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the “Board”) with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other equity-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders. The Company also believes that the Plan will serve to facilitate retention of the Company’s employees.

SECTION 1. ADMINISTRATION

(a) Committee.    The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”). The Committee may consist of two or more persons who are “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the Board shall ratify or approve any grants as it deems appropriate, and the Board shall approve and administer all grants made to non-employee directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent a Board or subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to such Board or subcommittee.

(b) Committee Authority.    The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and the restriction period and the acceleration of exercisability, vesting and lapse of a restriction period, (iv) amend the terms of any previously issued grant, subject to Section 19 below, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations.    The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

SECTION 2. GRANTS

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 (“Incentive Stock Options”), nonqualified stock options as described in Section 5 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), stock appreciation rights as described in Section 6 (“SARs”), stock awards as described in Section 7 (“Stock Awards”), stock units as described in Section 8 (“Stock Units”), and other equity-based awards as described in Section 9 (“Other Equity Awards”) (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the

Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

SECTION 3. SHARES SUBJECT TO THE PLAN

(a) Shares Authorized.    Subject to adjustment as described below, the aggregate number of shares of common stock of the Company (“Company Stock”) that may be issued or transferred under the Plan is 1,200,000 shares (the “Plan Limit”); provided, however, that not more than 1,000,000 shares of Company Stock shall be available for issuance as Stock Awards (excluding restricted shares received as a result of an early exercise of an Option pursuant to Section 5(d)(ii)), Stock Units and Other Equity Awards. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.

(b) Determination of Authorized Shares.    If, and to the extent, Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, or Other Equity Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Company Stock surrendered in payment of the exercise price of an Option or withheld to pay withholding taxes with respect to any Grants shall not again be available for issuance or transfer under the Plan. To the extent any Grants are paid in cash, and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan.

(c) Individual Limits.    The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 200,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of Company Stock to which Options or SARs may be granted under the Plan to any individual during any calendar year is 200,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of Company Stock with respect to which Stock Awards, Stock Units, or Other Equity Awards may be granted under the Plan to any individual during any calendar year as Performance Awards under Section 12 is 200,000 shares, subject to adjustment as described below. The foregoing individual share limits shall apply without regard to whether such Grants are to be paid in shares of Company Stock or cash.

(d) Adjustments.    If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (ii) a merger, reorganization or consolidation; (iii) a reclassification or change in par value; or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year as set forth in subsection (c) above, the kind and number of shares covered by outstanding Grants, the kind and number of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

SECTION 4. ELIGIBILITY FOR PARTICIPATION

(a) Eligible Persons.    All employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board, and members of the Board who are not Employees (“Non-Employee Directors”) shall be eligible to participate in the Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) Selection of Grantees.    The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as “Grantees”.

SECTION 5. OPTIONS

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor, upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares.    The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the shares of Company Stock is a national securities exchange, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on such stock exchange or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term.    The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, or any subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or in the Grantee’s employment agreement, if any, with the Employer. The period for when any Option may first become exercisable shall be a minimum of one year from the date of grant. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) The Committee may provide in a Grant Instrument that the Grantee may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(e) Grants to Non-Exempt Employees.    Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f) Termination of Employment, Disability or Death.

(i) Except as provided below, in a Grant Instrument or in the Grantee’s employment agreement, if any, with the Employer, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer (as defined below) as an Employee, Key Advisor or member of the Board.

(ii) In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any, with the Employer), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii) In the event the Grantee ceases to be employed by, or provide service to, the Employer on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv) In the event the Grantee ceases to be employed by, or provide service to, the Employer because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v) If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(f)(ii) above (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any, with the Employer), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee or in the Grantee’s employment agreement, if any), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(vi) For purposes of the Plan:

(A) The term “Employer” shall mean the Company and its subsidiary corporations or other affiliates, as determined by the Committee.

(B) “Employed by, or provide service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units, Dividend Equivalents and Other Equity Awards, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

(C) “Disability” shall mean, except as otherwise defined in the Grantee’s employment agreement, if any, with the Employer, a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee, or as otherwise determined by the Committee.

(D) “Cause” shall mean, except to the extent specified otherwise by the Committee or defined in the Grantee’s employment agreement, if any, with the Employer, a finding by the Committee that the Grantee (i) has materially breached his or her employment or service contract with the Employer and which breach has been materially and demonstrably detrimental to the Employer and has not been remedied by the Grantee after notice has been provided to the Grantee of such breach, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition or non-solicitation agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(g) Exercise of Options.    A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (w) in cash, (x) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise equal to the Exercise Price, (y) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (z) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 14) at such time as may be specified by the Committee.

(h) Limits on Incentive Stock Options.    Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a subsidiary (within the meaning of section 424(f) of the Code) of the Company. The aggregate number of shares of Company Stock that may be issued under the Plan as Incentive Stock Options is 1,200,000 shares, and all shares issued under the Plan as Incentive Stock Options shall count against the Plan Limit.

SECTION 6. STOCK APPRECIATION RIGHTS

The Committee may grant stock appreciation rights (“SARs”) to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a) Base Amount.    The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR will be equal to, or greater than, the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

(b) Tandem SARs.    The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability.    An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument or in the Grantee’s employment agreement, if any, with the Employer. The period for when any SAR may first become exercisable shall be a minimum of one year from the date of grant. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as described in Section 5(f). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Grants to Non-Exempt Employees.    Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Value of SARs.    When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f) Form of Payment.    The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Company Stock to be received, shares of

Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

SECTION 7. STOCK AWARDS

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a) General Requirements.    Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares.    The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c) Requirement of Employment or Service.    If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company, unless the Grantee’s employment agreement, if any, with the Employer provides otherwise. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate.    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except to a successor under Section 15(a). Each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends.    Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals.

(f) Lapse of Restrictions.    All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Restriction Period for any Stock Award that is based solely upon a continuing employment or service relationship with the Employer shall be a minimum of one year from the date of grant, and the Restriction Period for any Stock Award that is based upon performance criteria shall be based upon performance over a minimum period of one year; provided, however, that up to 94,652 shares may be subject to Stock Awards with a shorter or no vesting or exercisability period, restriction period or performance period, as applicable, so long as such shares are granted pursuant to Stock Awards that are granted within ten (10) days following the Effective Date (as defined below). Notwithstanding the foregoing, the Committee may determine to accelerate the vesting and lapse of any Restriction Period of any or all outstanding Stock Awards at any time for any reason.

SECTION 8. STOCK UNITS

The Committee may grant phantom units representing one or more shares of Company Stock to an Employee, Non-Employee Director or Key Advisor, upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a) Crediting of Units.     Each Stock Unit shall represent the right of the Grantee to receive an amount based on the value of a share of Company Stock, if specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units.     The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. The vesting period for any Stock Unit that is based solely upon a continuing employment or service relationship with the Employer shall be a minimum of one year from the date of grant, and the vesting period for any Stock Unit that is based upon performance criteria shall be based upon performance over a minimum period of one year. Notwithstanding the foregoing, the Committee may determine to accelerate the vesting of any or all outstanding Stock Units at any time for any reason.

(c) Requirement of Employment or Service.    If the Grantee ceases to be employed by, or provide service to, the Employer during a specified period, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited, unless the Grantee’s employment agreement, if any, with the Employer provides otherwise. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Payment With Respect to Stock Units.    Payments with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

SECTION 9. OTHER EQUITY AWARDS

The Committee may grant Other Equity Awards, which are awards (other than those described in Sections 5, 6, 7, 8 and 10 of the Plan) that are based on, measured by or payable in Company Stock to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Equity Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine. The vesting period for any Other Equity Award that is based solely upon a continuing employment or service relationship with the Employer shall be a minimum of one year from the date of grant, and the vesting period for any Other Equity Award that is based upon performance criteria shall be based upon performance over a minimum period of one year. Notwithstanding the foregoing, the Committee may determine to accelerate the vesting of any or all outstanding Other Equity Awards at any time for any reason.

SECTION 10. DIVIDEND EQUIVALENTS

The Committee may include in a Grant Instrument with respect to any grant of Stock Units or Other Equity Awards a dividend equivalent right (“Dividend Equivalents”) entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the Stock Unit or Other Equity Award is outstanding, on the shares of Company Stock covered by the Stock Unit or Other Equity Award as if such shares were then outstanding. The Committee shall determine whether Dividend Equivalents shall be paid currently or credited to a bookkeeping account as a dollar amount or in the form of Stock Units. The Committee shall determine whether Dividend Equivalents shall be paid in cash, in shares of Company Stock or in a combination, whether they shall be conditioned upon the exercise, vesting or payment of the Stock Unit to which they relate, and such other terms and conditions as the Committee deems appropriate.

SECTION 11. RIGHT OF RECAPTURE

The Committee may provide in a Grant Instrument that if at any time within the one year period after the date on which a Grantee exercises an Option or SAR, or on which a Stock Award, Stock Unit or Other Equity Award vests or is paid (each of which events is referred to as a “Realization Event”), the Grantee (a) is terminated for Cause or (b) engages in any activity that constitutes Cause, the Grantee shall be required to pay to the Company any gain realized by the Grantee from the Realization Event, upon notice from the Company. Such gain shall be determined as of the date of the Realization Event, without regard to any subsequent change in the Fair Market Value of Company Stock. The Company shall have the right to offset such gain against any amounts otherwise owed to the Grantee by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement), to the extent permitted by applicable law and section 409A of the Code.

SECTION 12. QUALIFIED PERFORMANCE-BASED COMPENSATION

(a) Designation as Qualified Performance-Based Compensation.    The Committee may determine that Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code (“Performance Awards”). The provisions of this Section 12 shall apply to any such Performance Awards.

(b) Performance Goals.    When Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code, including the employment requirements and payment terms. The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: total shareholder return; total shareholder return as compared to total shareholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality.

(c) Establishment of Goals.    The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but may reduce the amount of compensation that is payable, pursuant to Performance Awards.

(d) Maximum Payment.    The maximum number of shares of Company Stock that may be subject to Grants made to an individual during a calendar year shall not exceed the individual limit set forth in Section 3(c) of the Plan. If Dividend Equivalents are granted as “qualified performance based compensation,” the maximum amount of Dividend Equivalents that may be credited to the Employee’s account in a calendar year is $250,000.

(e) Announcement of Grants.    The Committee shall certify and announce the results for each performance period to all Grantees following the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Performance Awards for the performance period shall be forfeited or shall not be made, as applicable. Any Grants that are to be paid as a result of achievement of performance goals shall be paid as specified in the Grant Instrument.

(f) Death, Disability or Other Circumstances.    The Committee may provide that Performance Awards shall be payable or restrictions on such Performance Awards shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the Performance Period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

SECTION 13. DEFERRALS

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Equity Awards. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals, subject to section 409A of the Code.

SECTION 14. WITHHOLDING OF TAXES

(a) Required Withholding.    All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants. The Company may require the payment of any taxes before issuing any shares of Company Stock pursuant to the Grant.

(b) Election to Withhold Shares.    If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

SECTION 15. TRANSFERABILITY OF GRANTS

(a) Nontransferability of Grants.    Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options.    Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

SECTION 16. CHANGE OF CONTROL OF THE COMPANY

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(b) The consummation of (i) a merger or consolidation of the Company with another consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

(c) Other Definition.    The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code or otherwise.

SECTION 17. CONSEQUENCES OF A CHANGE OF CONTROL

(a) Assumption of Grants.    Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Notwithstanding the immediately preceding sentence, if, in connection with such Change of Control, any outstanding Options and SARs are not assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and any other outstanding Grants are not converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation), then upon such Change of Control (x) all such outstanding Options and SARs that are not assumed or replaced shall accelerate and become fully exercisable, (y) the restrictions and conditions on all such outstanding Stock Awards that are not converted to similar grants shall fully lapse and (z) all such outstanding Stock Units, Other Equity Awards and Dividend Equivalents that are not converted to similar grants shall be fully vested.

(b) Acceleration of Exercisability/Vesting.    If a Grantee’s Grant is assumed as provided in Section 17(a) and if, within the two (2) year period following the occurrence of such Change of Control, such Grantee ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of a termination by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than on account of Cause, death or Disability, then as of the date of such Grantee’s termination of employment or service all of such Grantee’s then outstanding (i) Options and SARs shall automatically accelerate and become fully exercisable, (ii) Stock Awards shall have all restrictions and conditions immediately lapse and (iii) Stock Units, Dividend Equivalents and Other Equity Awards shall be fully vested.

(c) Other Alternatives.    Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants: the Committee may (i) determine that outstanding Options and SARs shall accelerate and become fully exercisable, in whole or part; (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or part; (iii) determine that outstanding Stock Units, Other Equity Awards and Dividend Equivalents shall be fully vested, in whole or part; (iv) require that Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (v) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate or (vi) determine that Grantees shall receive a payment in settlement of outstanding Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards, if permitted under section 409A of the Code. Such surrender, termination or payment will take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock equals or is less than the per share Exercise Price or base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR.

SECTION 18. LIMITATIONS ON ISSUANCE OR TRANSFER OF SHARES

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

SECTION 19. AMENDMENT AND TERMINATION OF THE PLAN

(a) Amendment.    The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order to comply with the Code or other applicable laws or to comply with applicable stock exchange requirements.

(b) Prohibition on Repricing Programs.    The Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Company Stock for consideration payable in cash, equity securities of the Company or in the form of any other award under the Plan, except in connection with a Change of Control transaction or (iii) otherwise directly reduce the exercise price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining shareholder approval.

(c) Shareholder Re-Approval for “Qualified Performance-Based Compensation”.    If Stock Awards, Stock Units, Dividend Equivalents or Other Equity Awards are granted as “qualified performance-based compensation” under Section 12 above, the Plan must be reapproved by the shareholders no later than the first shareholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the provisions of Section 12, if required by section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan.    The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(e) Termination and Amendment of Outstanding Grants.    A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 25(c). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 25(c) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(f) Governing Document.    The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

SECTION 20. FUNDING OF THE PLAN

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

SECTION 21. RIGHTS OF PARTICIPANTS

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

SECTION 22. NO FRACTIONAL SHARES

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

SECTION 23. HEADINGS

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

SECTION 24. EFFECTIVE DATE OF THE PLAN

The Plan shall be effective as of June 4, 2014 (the “Effective Date”), subject to approval of the Company’s shareholders.

SECTION 25. MISCELLANEOUS

(a) Grants in Connection with Corporate Transactions and Otherwise.    Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, the parent or any of their subsidiaries in substitution for a stock option or stock awards grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Company Policies.    All Grants under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board of the Company, as in effect from time to time.

(c) Compliance with Law.    The Plan, the exercise of Options and SARs, and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.

(d) Section 409A.    The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under section 409A of the Code, (iv) unless the Grant specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Grant granted under the Plan that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within thirty (30) days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within sixty (60) days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code. Notwithstanding anything in this Plan or any Grant Instrument to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under this Plan, and in no event shall the Company have any responsibility or liability if any Grant does not meet the applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(e) Employees Subject to Taxation Outside the United States.    With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(f) Employment Agreements.    If a Grantee has entered into an employment agreement with the Employer, the terms of the Grantee’s employment agreement shall govern Grants made to the Grantee under the Plan, to the extent consistent with the terms of the Plan.

(g) Governing Law.    The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01	John J. Calamari 02 Lawrence J. DeAngelo 03 Daniel P. Dyer 04 Matthew J. Sullivan 05 J. Christopher Teets
06	James W. Wert
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against
2.	Approval, on an advisory basis, of the compensation of the Corporation’s named executive officers.					☐	☐
3.	Approval of the Corporation’s 2014 Equity Compensation Plan.					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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PROXY MARLIN BUSINESS SERVICES CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARLIN BUSINESS SERVICES CORP.

I/We hereby appoint Edward R. Dietz, Jr. and Lynne C. Wilson, or any one of them with power of substitution in each, as proxyholders for me/us, and hereby authorize them to represent me/us at the 2014 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, on June 3, 2014, at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.

THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, FOR PROPOSAL II, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.

THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side